AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MAY 7, 2015

REGISTRATION STATEMENT NO. 333-203340

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-1

(Amendment No. 1)

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

BARFRESH FOOD GROUP, INC.

(Name of small business issuer in its charter)

Delaware	2038	27-1994406
(State or jurisdiction of	(Primary Standard Industrial	(I.R.S. Employer
incorporation or organization)	Classification Code Number)	Identification No.)

8530 Wilshire Blvd., Suite 450

Beverly Hills, California 90211

Telephone: (310) 598-7113

(Address and telephone number of principal executive offices and principal place of business)

Copies to:

Mark Y. Abdou

Ruba Qashu

Libertas Law Group, Inc.

225 Santa Monica Boulevard, 11th Floor

Santa Monica, CA 90401

Telephone: (310) 359-8742

Facsimile: (310) 356-1922

Approximate date of proposed sale to the public:

From time to time after the effective date hereof.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [  ]

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [  ]

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [  ]

If delivery of the prospectus is expected to be made pursuant to Rule 434 under the Securities Act, check the following box. [  ]

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large Accelerated filer [  ] Accelerated filer [  ] Non-accelerated filer [  ] Smaller reporting company [X]

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share		Proposed maximum aggregate offering Price	Amount of registration fee (4)
Common stock, par value $0.000001 per share	10,300,000	$0.52	(2)	$5,356,000
Common stock, par value $0.000001 per share, issuable upon exercise of Series N Warrants and other Warrants	1,093,333	$0.52	(3)	$568,533
Common stock, par value $0.000001 per share, issuable upon exercise of Series G Warrants	5,387,000	$0.6	(3)	$3,232,200
Total	16,780,333			$9,156,733	$1,064.61

(1) Pursuant to Rule 416 under the Securities Act of 1933, as amended (“Securities Act”), the shares of common stock being registered hereunder include such indeterminate number of shares of common stock as may be issuable with respect to the shares of common stock being registered hereunder as a result of stock splits, stock dividends or similar transactions.

(2) Estimated solely for the purpose of calculating the registration fee under Rule 457(c) under the Securities Act.

(3) Estimated solely for the purpose of calculating the registration fee under Rule 457(g) under the Securities Act.

 (4) Previously paid.

SUBJECT TO COMPLETION, DATED MAY 7, 2015

PROSPECTUS

16,780,333 Shares of Common Stock

This prospectus relates to 16,780,333 shares of our common stock, par value $0.000001 per share, of which 6,430,333 are issuable upon exercise of certain warrants, that may be sold from time to time by the selling shareholders listed under the caption “Selling Shareholders”. All of the shares, when sold, will be sold by these selling shareholders. The selling shareholders may sell these shares from time to time in the open market at prevailing prices or in individually negotiated transactions through agents designated from time to time or through underwriters or dealers. We will not control or determine the price at which the selling shareholders decide to sell their shares. See “Plan of Distribution”. The selling shareholders may be deemed underwriters of the shares of common stock that they are offering. We will pay the expenses of registering these shares.

We are not selling any shares of common stock in this offering and therefore will not receive any proceeds from the sale of common stock hereunder. We will receive proceeds from any exercise of outstanding warrants by the selling shareholders if and when those warrants are exercised for cash. Series N Warrants may be exercised by the payment of the exercise price of $0.45 per share for a term of five years, in cash or via cashless exercise, subject to the registration rights agreement governing those rights. Series G Warrants may be exercised by the payment of the exercise price of $0.60 per share for a term of five years, in cash, subject to the registration rights agreement governing those rights. Certain other Warrants being registered may be exercised by the payment of the exercise price of $0.50 per share for a term of three years, in cash or via cashless exercise.

Our common stock is traded on the OTCQB under the symbol BRFH. On May 4, 2015, the last reported sale price of our common stock was $0.81 per share.

INVESTING IN OUR COMMON STOCK INVOLVES SUBSTANTIAL RISK. IN REVIEWING THIS PROSPECTUS, YOU SHOULD CAREFULLY CONSIDER THE MATTERS DESCRIBED UNDER THE HEADING “RISK FACTORS” BEGINNING ON PAGE 3.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES, OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus is May 7, 2015

PROSPECTUS SUMMARY

This summary highlights selected information contained elsewhere in this prospectus. To understand this offering fully, you should read the entire prospectus carefully, including the “Risk Factors” section, the financial statements and the notes to the financial statements. Unless the context otherwise requires, references contained in this prospectus to the “Company”, “Barfresh”, “we”, “us” or “our” shall mean Barfresh Food Group Inc., a Delaware corporation.

BARFRESH FOOD GROUP INC.

Our Company

Barfresh is a leader in the creation of, manufacturing and distributing ready to blend beverages. The current portfolio of products is made up of smoothies, shakes and frappes. All of the products are portion controlled and ready to blend beverage ingredient packs or “beverage packs”. The beverage packs contain all of the ingredients necessary to make the beverage, including the base (either sorbet, frozen yogurt or ice cream), fruit pieces, juices and ice.

Domestic and international patents and patents pending are owned by Barfresh, as well as related trademarks for all of the products. In November 2011, the Company acquired the patent rights in the United States and Canada. The Canadian patent has been granted and the United States patent is “patent pending”. On October 15, 2013, the Company acquired all of the related international patent rights, which were filed pursuant to the Patent Cooperation Treaty and have been granted in 13 jurisdictions. The patents are pending in the remainder of the jurisdictions that have signed the treaty. In addition, on October 15, 2013, the Company purchased all of the trademarks related to the patented products.

Product development and new flavor creation is a critical element of the business. The leadership team has been developing flavor profiles for each beverage category that will appeal to tastes in the United States. The Company has been in discussions with a number of companies including both large and small quick service restaurant (“QSR”) chains and full service restaurant chains (“FSR”). Additionally, there are also discussions with national food service companies that serve alternative venues such as stadiums, arenas and universities with national footprints in the United States. Preliminary agreements with three potential customers have been reached and testing in these venues will begin in the near future. There are also other ongoing negotiations taking place with several of national foodservice companies.

In addition to the large fast food, fast casual and full service restaurant chains, the Company will sell to food distributors that supply products to the food services market place. Effective July 2, 2014, the Company entered into an agreement with Sysco Merchandising and Supply Chain Services, Inc. for resale by the Sysco Corporation (“Sysco”) to the foodservice industry of the Company’s ready-to-blend smoothies, shakes and frappes. All Barfresh products will be included in Sysco’s national core selection of beverage items, making Barfresh its exclusive single-serve, pre-portioned beverage provider. The agreement is mutually exclusive; provided however, the products are supplied to other foodservice distributors, but only to the extent required for such foodservice distributors to service multi-unit chain operators with at least 20 units and where Sysco is not such multi-unit chain operators nominated distributor for our products. The Company has started shipping to Sysco under this agreement and anticipates a national rollout to approximately 74 distribution centers over the next 18 months.

Finally, the Company intends to monetize the international patents outside of the current area of operations, North America, by expanding contract manufacturing to other countries and selling either through selling agents or internal sales personnel. The Company will also consider entering into some form of license or royalty agreements with third parties.

Most recently, as part of the Company’s expansion due to the acquisition of the international patents, a leading regional Australian food ingredient supply and product developer has been engaged as the wholesaler and distributor for Barfresh. The first order to Australia shipped in January 2014.

Our corporate and sales office is located at 8530 Wilshire Blvd., Suite 450, Beverly Hills, CA 90211. Our telephone number is (310) 598-7113 and our websites are www.barfresh.com/us and www.smoothieinc.com.

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SUMMARY OF THE OFFERING

The Offering

Up to 16,780,333 shares of our common stock, par value $0.000001 per share, of which 958,333 are issuable upon exercise of Series N Warrants, 5,387,000 are issuable upon exercise of Series G Warrants and 135,000 are issuable upon exercise of certain other Warrants.

Series N Warrants may be exercised by the payment of the exercise price of $0.45 per share for a term of five years, in cash or via cashless exercise, subject to the registration rights agreement governing those rights.

Series G Warrants may be exercised by the payment of the exercise price of $0.60 per share for a term of five years, in cash, subject to the registration rights agreement governing those rights.

The other Warrants may be exercised by the payment of the exercise price of $0.50 per share for a term of three years, in cash or via cashless exercise.

Trading Market	OTCQB under the symbol “BRFH”

Offering Period	We are registering the selling shareholders’ shares to allow the selling shareholders the opportunity to sell their shares pursuant to a registration rights agreement between the Company and these shareholders. The shares of common stock being registered include such indeterminate number of shares of common stock as may be issuable with respect to the shares of common stock being registered hereunder as a result of stock splits, stock dividends or similar transactions. The shares of common stock being registered do not include additional shares of common stock issuable as a result of changes in market price of the common stock, issuance by us of shares of equity securities below a certain price or other anti-dilutive adjustments or variables not covered by Rule 416 (“Rule 416”) under the Securities Act of 1933, as amended (“Securities Act”).

Risk Factors	The shares being offered are speculative and involve very high risks, including those listed in “Risk Factors”.

Net Proceeds	We will not receive any proceeds from the sale of any shares by selling shareholders. However, we may receive up to an aggregate of $3,730,950 from the exercise by selling shareholders of warrants to purchase the common stock we are registering under this registration statement.

Use of Proceeds	We expect to use any cash proceeds we receive from the exercise of warrants by selling shareholders for general working capital purposes.

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RISK FACTORS

An investment in the Company’s securities involves significant risks, including the risks described below. You should carefully consider the risks described below before purchasing the shares. The risks highlighted here are not the only ones that the Company faces. For example, additional risks presently unknown to us or that we currently consider immaterial or unlikely to occur could also impair our operations. If any of the risks or uncertainties described below or any such additional risks and uncertainties actually occur, our business, prospects, financial condition or results of operations could be negatively affected, and you might lose all or part of your investment.

Risks Related to Our Business

We have a history of operating losses and there can be no assurance that we can achieve or maintain profitability.

We have a history of operating losses and may not achieve or sustain profitability. These operating losses have been generated while we market to potential customers. We cannot guarantee that we will become profitable. Even if we achieve profitability, given the competitive and evolving nature of the industry in which we operate, we may be unable to sustain or increase profitability and our failure to do so would adversely affect the Company’s business, including our ability to raise additional funds.

A worsening of economic conditions or a decrease in consumer spending may adversely impact our ability to implement our business strategy.

Our success depends to a significant extent on discretionary consumer spending, which is influenced by general economic conditions and the availability of discretionary income. While there are signs that conditions may be improving, there is no certainty that this trend will continue or that credit and financial markets and confidence in economic conditions will not deteriorate again. Accordingly, we may experience continuing declines in revenue during economic turmoil or during periods of uncertainty. Any material decline in the amount of discretionary spending, leading cost-conscious consumers to be more selective in restaurants visited, could have a material adverse effect on our revenue, results of operations, business and financial condition.

The challenges of competing with the many food services businesses may result in reductions in our revenue and operating margins.

We compete with many well-established companies, food service and otherwise, on the basis of taste, quality and price of product offered, customer service, atmosphere, location and overall guest experience. Our success depends, in part, upon the popularity of our products and our ability to develop new menu items that appeal to consumers across all four day parts. Shifts in consumer preferences away from our products, our inability to develop new menu items that appeal to consumers across all day parts, or changes in our menu that eliminate items popular with some consumers could harm our business. We compete with other smoothie and juice bar retailers, specialty coffee retailers, yogurt and ice cream shops, bagel shops, fast-food restaurants, delicatessens, cafés, take-out food service companies, supermarkets and convenience stores. Our competitors change with each of the four day parts, ranging from coffee bars and bakery cafés to casual dining chains. Many of our competitors or potential competitors have substantially greater financial and other resources than we do, which may allow them to react to changes in the market quicker than we can. In addition, aggressive pricing by our competitors or the entrance of new competitors into our markets, as evidenced by McDonald’s Corporation’s inclusion of fruit smoothies on their menu, could reduce our revenue and operating margins. We also compete with other employers in our markets for hourly workers and may become subject to higher labor costs as a result of such competition.

Fluctuations in various food and supply costs, particularly fruit and dairy, could adversely affect our operating results.

Supplies and prices of the various ingredients that we are going to use to can be affected by a variety of factors, such as weather, seasonal fluctuations, demand, politics and economics in the producing countries.

These factors subject us to shortages or interruptions in product supplies, which could adversely affect our revenue and profits. In addition, the prices of fruit and dairy, which are the main ingredients in our products, can be highly volatile. The fruit of the quality we seek tends to trade on a negotiated basis, depending on supply and demand at the time of the purchase. An increase in pricing of any fruit that we are going to use in our products could have a significant adverse effect on our profitability. We cannot assure you that we will be able to secure our fruit supply.

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Our business depends substantially on the continuing efforts of our senior management and other key personnel, and our business may be severely disrupted if we lose their services.

Our future success heavily depends on the continued service of our senior management and other key employees. If one or more of our senior executives is unable or unwilling to continue to work for us in his present position, we may have to spend a considerable amount of time and resources searching, recruiting, and integrating a replacement into our operations, which would substantially divert management’s attention from our business and severely disrupt our business. This may also adversely affect our ability to execute our business strategy. In addition, of any of our senior executives joins a competitor or forms a competing company, we may lose customers, suppliers, know-how and key employees.

Our senior management’s limited experience managing a publicly traded company may divert management’s attention from operations and harm our business.

With the exception of our Chief Financial Officer, our senior management team has relatively limited experience managing a publicly traded company and complying with federal securities laws, including compliance with recently adopted disclosure requirements on a timely basis. Our management will be required to design and implement appropriate programs and policies in responding to increased legal, regulatory compliance and reporting requirements, and any failure to do so could lead to the imposition of fines and penalties and harm our business.

We may be unable to attract and retain qualified, experienced, highly skilled personnel, which could adversely affect the implementation of our business plan.

Our success depends to a significant degree upon our ability to attract, retain and motivate skilled and qualified personnel. As we become a more mature company in the future, we may find recruiting and retention efforts more challenging. If we do not succeed in attracting, hiring and integrating excellent personnel, or retaining and motivating existing personnel, we may be unable to grow effectively. The loss of any key employee, including members of our senior management team, and our inability to attract highly skilled personnel with sufficient experience in our industries could harm our business.

Product liability exposure may expose us to significant liability.

We may face an inherent business risk of exposure to product liability and other claims and lawsuits in the event that the development or use of our technology or prospective products is alleged to have resulted in adverse effects. We may not be able to avoid significant liability exposure. Although we believe our insurance coverage to be adequate, we may not have sufficient insurance coverage, and we may not be able to obtain sufficient coverage at a reasonable cost. An inability to obtain product liability insurance at acceptable cost or to otherwise protect against potential product liability claims could prevent or inhibit the commercialization of our products. A product liability claim could hurt our financial performance. Even if we avoid liability exposure, significant costs could be incurred that could hurt our financial performance and condition.

Our inability to protect our intellectual property rights may force us to incur unanticipated costs.

Our success will depend, in part, on our ability to obtain and maintain protection in the United States and internationally for certain intellectual property incorporated into our products. Our intellectual properties may be challenged, narrowed, invalidated or circumvented, which could limit our ability to prevent competitors from marketing similar solutions that limit the effectiveness of our patent protection and force us to incur unanticipated costs. In addition, existing laws of some countries in which we may provide services or solutions may offer only limited protection of our intellectual property rights.

Our products may infringe the intellectual property rights of third parties, and third parties may infringe our proprietary rights, either of which may result in lawsuits, distraction of management and the impairment of our business.

As the number of patents, copyrights, trademarks and other intellectual property rights in our industry increases, products based on our technology may increasingly become the subject of infringement claims. Third parties could assert infringement claims against us in the future. Infringement claims with or without merit could be time consuming, result in costly litigation, cause product shipment delays or require us to enter into royalty or licensing agreements. Royalty or licensing agreements, if required, might not be available on terms acceptable to us, or at all. We may initiate claims or litigation against third parties for infringement of our proprietary rights or to establish the validity of our proprietary rights. Litigation to determine the validity of any claims, whether or not the litigation is resolved in our favor, could result in significant expense to us and divert the efforts of our technical and management personnel from productive tasks. If there is an adverse ruling against us in any litigation, we may be required to pay substantial damages, discontinue the use and sale of infringing products and expend significant resources to develop non-infringing technology or obtain licenses to infringing technology. Our failure to develop or license a substitute technology could prevent us from selling our products.

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If securities or industry analysts do not continue to publish research, or publish inaccurate or unfavorable research, about our business, our share price and trading volume could decline.

The trading market for our common stock may be impacted, in part, by the research and reports that securities or industry analysts publish about our business or us. There can be no assurance that analysts will cover us, continue to cover us or provide favorable coverage. If one or more analysts downgrade our stock or change their opinion of our stock, our share price may decline. In addition, if one or more analysts cease coverage of our company or fail to regularly publish reports on us, we could lose visibility in the financial markets, which could cause our share price or trading volume to decline.

We will continue to incur increased costs as a result of operating as a public company, and our management will be required to devote substantial time to compliance initiatives and corporate governance practices.

As a public company, we will continue to incur significant legal, accounting and other expenses. The Sarbanes-Oxley Act of 2002, the Dodd-Frank Wall Street Reform and Consumer Protection Act and other applicable securities rules and regulations impose various requirements on public companies, including establishment and maintenance of effective disclosure and financial controls and corporate governance practices. Our management and other personnel will need to continue to devote a substantial amount of time to these compliance initiatives. Moreover, these rules and regulations will increase our legal and financial compliance costs and make some activities more time-consuming and costly.

We cannot predict or estimate the amount of additional costs we may incur to continue to operate as a public company, nor can we predict the timing of such costs. These rules and regulations are often subject to varying interpretations, in many cases due to their lack of specificity, and, as a result, their application in practice may evolve over time as new guidance is provided by regulatory and governing bodies which could result in continuing uncertainty regarding compliance matters and higher costs necessitated by ongoing revisions to disclosure and governance practices.

We have identified material weaknesses in our internal control over financial reporting. If we fail to maintain an effective system of internal control over financial reporting, we may not be able to accurately report our financial results or prevent fraud.

Pursuant to Section 404 of the Sarbanes-Oxley Act of 2002, or Section 404, we are required to furnish a report by our management on our internal control over financial reporting. As such, our management has conducted this evaluation and, as of March 31, 2014, identified the following material weaknesses in the Company’s internal control over financial reporting:

●	We do not have an audit committee: While we are not currently obligated to have an audit committee, including a member who is an “audit committee financial expert,” as defined in Item 407 of Regulation S-K, under applicable regulations or listing standards; however, it is management’s view that such a committee is an important internal control over financial reporting, the lack of which may result in ineffective oversight in the establishment and monitoring of internal controls and procedures.

●	We do not have a majority of independent directors on our board of directors, which may result in ineffective oversight in the establishment and monitoring of required internal controls and procedures.

●	Inadequate Segregation of Duties: We have an inadequate number of personnel to properly implement control procedures.

Management believes that these material weaknesses have not had an effect our financial results and has concluded that disclosure controls and procedures remain effective. Nonetheless, effective internal control over financial reporting is necessary to provide reliable financial reports and effectively prevent fraud. If we cannot provide reliable financial reports or prevent fraud, our operating results could be harmed. We will need to continue to dedicate internal resources, potentially engage outside consultants and adopt a detailed work plan to modify and document the adequacy of internal control over financial reporting, continue steps to improve control processes as appropriate, validate through testing that controls are functioning as documented and implement a continuous reporting and improvement process for internal control over financial reporting. Continued identification of one or more material weaknesses in our internal control over financial reporting could result in an adverse reaction in the financial markets due to a loss of confidence in the reliability of our financial statements.

We are operating with less than a majority of independent directors.

We do not have a majority of independent directors. Riccardo Delle Coste, Steven Lang and Arnold Tinter beneficially own approximately 51% of the Company’s common stock, are members of the board of directors and Messrs. Delle Coste and Tinter both serve as officers of the Company. The Company is operated without the oversight of a majority of independent directors and material agreements and transactions, including those with related parties, are not approved with the oversight of a majority of independent directors.

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Failure to comply with the United States Foreign Corrupt Practices Act could subject us to penalties and other adverse consequences.

As a Delaware corporation, we are subject to the United States Foreign Corrupt Practices Act, which generally prohibits United States companies from engaging in bribery or other prohibited payments to foreign officials for the purpose of obtaining or retaining business. Some foreign companies, including some that may compete with our Company, may not be subject to these prohibitions. Corruption, extortion, bribery, pay-offs, theft and other fraudulent practices may occur from time-to-time in countries in which we conduct our business. However, our employees or other agents may engage in conduct for which we might be held responsible. If our employees or other agents are found to have engaged in such practices, we could suffer severe penalties and other consequences that may have a material adverse effect on our business, financial condition and results of operations.

Risks Related to Ownership of Our Common Stock

The shares registered hereunder represent 47.4% of our public float. If all or a substantial portion of these shares are issued and subsequently resold in the public market it could create a greater supply for our shares than demand and therefore have a negative impact on our stock price.

The 16,780,333 shares registered hereunder, if issued, would represent 21.3% of our shares outstanding and 47.4% of our public float as of April 29, 2015, including the 6,480,333 shares issuable upon conversion of outstanding warrants. If all or a substantial portion of these shares are issued and subsequently resold in the public market it could create a greater supply for our shares than demand and therefore have a negative impact on our stock price.

Riccardo Delle Coste, Steven Lang and Arnold Tinter have voting control over matters submitted to a vote of the shareholders, and they may take actions that conflict with the interests of our other shareholders and holders of our debt securities.

Riccardo Delle Coste, Steven Lang and Arnold Tinter, together, control more than 50% of the votes eligible to be cast by shareholders in the election of directors and generally. As a result, Messrs. Delle, Lang and Tinter have the power to control all matters requiring the approval of our shareholders, including the election of directors and the approval of mergers and other significant corporate transactions.

Our common stock is quoted on the OTCQB, which may have an unfavorable impact on our stock price and liquidity.

Our common stock is quoted on the OTCQB, which is a significantly more limited trading market than the New York Stock Exchange, NYSE MKT or the NASDAQ Stock Market. The quotation of the Company’s shares on the OTCQB may result in a less liquid market available for existing and potential shareholders to trade shares of our common stock, could depress the trading price of our common stock and could have a long-term adverse impact on our ability to raise capital in the future.

There is limited liquidity on the OTCQB, which may result in stock price volatility and inaccurate quote information.

When fewer shares of a security are being traded on the OTCQB, volatility of prices may increase and price movement may outpace the ability to deliver accurate quote information. Due to lower trading volumes in shares of our common stock, there may be a lower likelihood of one’s orders for shares of our common stock being executed, and current prices may differ significantly from the price one was quoted at the time of one’s order entry.

If we are unable to adequately fund our operations, we may be forced to voluntarily file for deregistration of our common stock with the SEC.

Compliance with the periodic reporting requirements required by the SEC consumes a considerable amount of both internal, as well external, resources and represents a significant cost for us. If we are unable to continue to devote adequate funding and the resources needed to maintain such compliance, while continuing our operations, we could be forced to deregister with the SEC. After the deregistration process, our common stock would only be tradable on the “Pink Sheets” and could suffer a decrease in or absence of liquidity.

Because we became public by means of a “reverse merger”, we may not be able to attract the attention of major brokerage firms.

Additional risks may exist since we became public through a “reverse merger”. Securities analysts of major brokerage firms may not provide coverage of us since there is little incentive to brokerage firms to recommend the purchase of our common stock. We cannot assure you that brokerage firms will want to conduct any secondary offerings on behalf of our Company in the future.

Future sales of our common stock in the public market could lower the price of our common stock and impair our ability to raise funds in future securities offerings.

Future sales of a substantial number of shares of our common stock in the public market, or the perception that such sales may occur, could adversely affect the then prevailing market price of our common stock and could make it more difficult for us to raise funds in the future through a public offering of our securities.

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Our common stock is thinly traded, so you may be unable to sell at or near asking prices or at all if you need to sell your shares to raise money or otherwise desire to liquidate your shares.

Currently, the Company’s common stock is quoted in the OTCQB and future trading volume may be limited by the fact that many major institutional investment funds, including mutual funds, as well as individual investors follow a policy of not investing in OTCQB stocks and certain major brokerage firms restrict their brokers from recommending OTCQB stocks because they are considered speculative, volatile and thinly traded. The OTCQB market is an inter-dealer market much less regulated than the major exchanges and our common stock is subject to abuses, volatility and shorting. Thus, there is currently no broadly followed and established trading market for the Company’s common stock. An established trading market may never develop or be maintained. Active trading markets generally result in lower price volatility and more efficient execution of buy and sell orders. Absence of an active trading market reduces the liquidity of the shares traded there.

The trading volume of our common stock has been and may continue to be limited and sporadic. As a result of such trading activity, the quoted price for the Company’s common stock on the OTCQB may not necessarily be a reliable indicator of its fair market value. Further, if we cease to be quoted, holders would find it more difficult to dispose of our common stock or to obtain accurate quotations as to the market value of the Company’s common stock and as a result, the market value of our common stock likely would decline.

Our common stock is subject to price volatility unrelated to our operations.

The market price of our common stock could fluctuate substantially due to a variety of factors, including market perception of our ability to achieve our planned growth, quarterly operating results of other companies in the same industry, trading volume in our common stock, changes in general conditions in the economy and the financial markets or other developments affecting the Company’s competitors or the Company itself. In addition, the OTCQB is subject to extreme price and volume fluctuations in general. This volatility has had a significant effect on the market price of securities issued by many companies for reasons unrelated to their operating performance and could have the same effect on our common stock.

We are subject to penny stock regulations and restrictions and you may have difficulty selling shares of our common stock.

Our common stock is currently quoted on the OTCQB. Our common stock is subject to the requirements of Rule 15(g)-9, promulgated under the Securities Exchange Act as long as the price of our common stock is below $5.00 per share. Under such rule, broker-dealers who recommend low-priced securities to persons other than established customers and accredited investors must satisfy special sales practice requirements, including a requirement that they make an individualized written suitability determination for the purchaser and receive the purchaser’s consent prior to the transaction. The Securities Enforcement Remedies and Penny Stock Reform Act of 1990, also requires additional disclosure in connection with any trades involving a stock defined as a penny stock. Generally, the Commission defines a penny stock as any equity security not traded on a national exchange that has a market price of less than $5.00 per share. The required penny stock disclosures include the delivery, prior to any transaction, of a disclosure schedule explaining the penny stock market and the risks associated with it. Such requirements could severely limit the market liquidity of the securities and the ability of purchasers to sell their securities in the secondary market.

Because we do not intend to pay dividends, shareholders will benefit from an investment in our common stock only if it appreciates in value.

We have never declared or paid any cash dividends on our preferred stock or common stock. For the foreseeable future, it is expected that earnings, if any, generated from our operations will be used to finance the growth of our business, and that no dividends will be paid to holders of the Company’s common stock. As a result, the success of an investment in our common stock will depend upon any future appreciation in its value. There can be no guarantee that our common stock will appreciate in value.

The price of our common stock may become volatile, which could lead to losses by investors and costly securities litigation.

The trading price of our common stock is likely to be highly volatile and could fluctuate in response to factors such as:

●	actual or anticipated variations in our operating results;

●	announcements of developments by us or our competitors;

●	announcements by us or our competitors of significant acquisitions, strategic partnerships, joint ventures or capital commitments;

●	adoption of new accounting standards affecting the our industry;

●	additions or departures of key personnel;

●	introduction of new products by us or our competitors;

●	sales of the our common stock or other securities in the open market; and

●	other events or factors, many of which are beyond our control.

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The stock market is subject to significant price and volume fluctuations. In the past, following periods of volatility in the market price of a company’s securities, securities class action litigation has often been initiated against such a company. Litigation initiated against us, whether or not successful, could result in substantial costs and diversion of our management’s attention and Company resources, which could harm our business and financial condition.

Investors may experience dilution of their ownership interests because of the future issuance of additional shares of our common stock.

We intend to continue to seek financing through the issuance of equity or convertible securities to fund our operations. In the future, we may also issue additional equity securities resulting in the dilution of the ownership interests of our present shareholders. We may also issue additional shares of our common stock or other securities that are convertible into or exercisable for our common stock in connection with hiring or retaining employees, future acquisitions or for other business purposes. The future issuance of any such additional shares of common stock will result in dilution to our shareholders and may create downward pressure on the trading price of our common stock.

Provisions in our corporate charter documents and under Delaware law could make an acquisition of our company, which may be beneficial to our stockholders, more difficult and may prevent attempts by our stockholders to replace or remove our current management.

Provisions in our certificate of incorporation and our bylaws may discourage, delay or prevent a merger, acquisition or other change in control of our company that stockholders may consider favorable, including transactions in which you might otherwise receive a premium for your shares. These provisions could also limit the price that investors might be willing to pay in the future for shares of our common stock, thereby depressing the market price of our common stock. In addition, because our board of directors is responsible for appointing the members of our management team, these provisions may frustrate or prevent any attempts by our stockholders to replace or remove our current management by making it more difficult for stockholders to replace members of our board of directors. In addition, because we are incorporated in Delaware, we are governed by the provisions of Section 203 of the Delaware General Corporation Law, which prohibits a person who owns in excess of 15% of our outstanding voting stock from merging or combining with us for a period of three years after the date of the transaction in which the person acquired in excess of 15% of our outstanding voting stock, unless the merger or combination is approved in a prescribed manner.

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NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus, including the sections entitled “Prospectus Summary,” “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Business,” contains forward-looking statements. We may, in some cases, use words such as “anticipate”, “believe”, “could”, “estimate”, “expect”, “intend”, “may”, “plan”, “potential”, “predict”, “project”, “should”, “will”, “would” or the negative of those terms, and similar expressions that convey uncertainty of future events or outcomes to identify these forward-looking statements. Any statements contained herein that are not statements of historical facts may be deemed to be forward-looking statements. Forward-looking statements in this prospectus include, but are not limited to, statements about:

●	the success, cost and timing of our sales and licensing activities;

●	our ability to attract collaborators with development, marketing and commercialization expertise;

●	the size and growth potential of the markets for our products, and our ability to serve those markets;

●	the performance of our third-party suppliers and manufacturers;

●	our ability to attract and retain key management personnel;

●	the accuracy of our estimates regarding expenses, future revenues, capital requirements and needs for additional financing; and

●	our expectations regarding our ability to maintain and protect intellectual property protection for our products.

These forward-looking statements reflect our management’s beliefs and views with respect to future events and are based on estimates and assumptions as of the date of this prospectus and are subject to risks and uncertainties. We discuss many of these risks in greater detail under “Risk Factors”. In addition, we operate in a very competitive and rapidly changing environment. New risks emerge from time to time. It is not possible for our management to predict all risks, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements we may make. Given these uncertainties, you should not place undue reliance on these forward-looking statements.

You should read this prospectus and the documents that we reference in this prospectus and have filed as exhibits to the registration statement, of which this prospectus is a part, completely and with the understanding that our actual future results may be materially different from what we expect. We qualify all of the forward-looking statements in this prospectus by these cautionary statements. Except as required by law, we undertake no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise.

USE OF PROCEEDS

We will not receive any of the proceeds from the sale of the shares of common stock offered under this prospectus by the selling shareholders. Rather, the selling shareholders will receive those proceeds directly.

However, we may receive up to an aggregate of $3,730,950 from the exercise by selling shareholders of warrants to purchase the common stock we are registering under this registration statement. We expect to use any cash proceeds from the exercise of warrants for general working capital purposes.

SELLING SHAREHOLDERS

We are registering 16,780,333 shares of our common stock, par value $0.000001 per share, of which 958,333 are issuable upon exercise of Series N Warrants and 5,387,000 are issuable upon exercise of Series G Warrants and 135,000 are issuable upon exercise of other Warrants. The shares of common stock being registered include such indeterminate number of shares of common stock as may be issuable with respect to the shares of common stock being registered hereunder only as a result of stock splits, stock dividends or similar transactions. The shares of common stock being registered do not include additional shares of common stock issuable as a result of changes in market price of the common stock, issuance by us of equity securities below a certain price or other anti-dilutive adjustments or variables not covered by Rule 416. All shares that may be issued will be restricted securities as that term is defined in Rule 144 under the Securities Act, and will remain restricted unless and until such shares are sold pursuant to this prospectus, or otherwise are sold in compliance with Rule 144.

No shareholder may offer or sell shares of our common stock under this prospectus unless such shareholder has notified us of such shareholder’s intention to sell shares of our common stock and the registration statement of which this prospectus is a part has been declared effective by the SEC and remains effective at the time such selling shareholder offers or sells such shares. We are required to amend the registration statement of which this prospectus is a part to reflect material developments in our business and current financial information. Each time we file a post-effective amendment to our registration statement with the SEC, it must first become effective prior to the offer or sale of shares of our common stock by the selling shareholders.

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The following table sets forth as of April 10, 2015, information regarding the current ownership of our common stock by the persons identified, based on information provided to us by them, which we have not independently verified. We have assumed for purposes of the table that the selling shareholders will sell all of the shares offered by this prospectus. The selling shareholders may, from time to time, offer all or some of their shares under this prospectus or in another manner. No assurance can be given as to the actual number of shares that will be resold by the selling shareholders (or any of them). In addition, a selling shareholder may have already sold or otherwise disposed of shares in transactions exempt from the registration requirements of the Securities Act. The selling shareholders are not making any representation that the shares covered by this prospectus will be offered for sale. Except as set forth below, no selling shareholder has held any position nor had any material relationship with our affiliates or us during the past three years. Except as set forth below, each of the selling shareholders has advised the Company that it is not a registered broker-dealer or an affiliate of a registered broker-dealer.

Name of Selling Shareholder	Number of Shares Owned Before Offering		Number of Shares Being Offered	Number of Shares Owned After Offering	Percent of Shares Owned After Offering
Lazarus Investment Partners LLLP[1]	18,673,192	[2]	833,333	17,839,859	20.2%
Michael Donnelly	83,333	[3]	83,333	0	0
J. Scott Liolios	371,667	[4]	41,667	330,000	*
Algonquin Capital Management, LLC[5]	600,000	[6]	600,000	0	0
Dillon Hill Capital LLC[7]	3,000,000	[8]	3,000,000	0	0
Dillon Hill Investment Company LLC[9]	1,500,000	[10]	1,500,000	0	0
Elliot-Herbst, LP11	160,000	[12]	130,000	30,000	*
J&V Schimmelpfennig Family Trust[13]	90,000	[14]	90,000	0	0
SC Investing, LLC[15]	60,000	[16]	60,000	0	0
Libertas Law Group, Inc.[17]	155,000	[18]	90,000	65,000	*
Marathon Micro Fund, LP19	750,000	[20]	750,000	0	0
Marc Nuccitelli	300,000	[21]	300,000	0	0
Schwary Family Trust[22]	115,000	[23]	45,000	70,000	*
Squidblues & Co.[24]	900,000	[25]	900,000	0	0
Steven P. Cugine	300,000	[26]	300,000	0	*
The Daniel and Lauren Friedman Living Trust[27]	15,000	[28]	15,000	0	0
The Debs Family Trust August 97[29]	45,000	[30]	45,000	0	0
Abalos Family Trust dated February 17, 1997[31]	4,000	[32]	2,000	2,000	*
Baron Discovery Fund[33]	900,000	[34]	900,000	0	0
Richard Olicker	600,000	[35]	600,000	0	0
Wolverine Asset Management, LLC[36]	6,000,000		6,000,000	0	0
London Family Trust[37]	1,056,000		300,000	756,000	*
Beachform ATF the Crichton Superannuation Fund[38]	20,000		20,000	0	0
Marathon Micro Fund, LP39	750,000		750,000	0	0
Daniel and Sarah Grover Living Trust[40]	45,000		45,000	0	0
Jeffrey M. Ng41	60,000		60,000	0	0
Kensington Partners LP42	750,000		750,000	0	0
Dylide PTY Limited[43]	60,000		20,000	40,000	*
Pensel PTY Limited as Trustee for the Selig Superannuation Fund[44]	220,000		20,000	200,000	*
AMLM Pty Ltd. ATF The Mitchell Family Trust[45]	25,000		25,000	0	0
Greenridge Global, LLC[46]	300,000		135,000	165,000	*
Phascolomis Nominees Pty Ltd[47]	120,000		20,000	100,000	*

* Less than 1%

1 Lazarus Management Company LLC, a Colorado limited liability company (“Lazarus Management”), is the investment adviser and general partner of Lazarus Investment Partners LLLP (“Lazarus Partners”), and consequently may be deemed to have voting control and investment discretion over securities owned by Lazarus Partners. Justin B. Borus is the managing member of Lazarus Management. As a result, Mr. Borus may be deemed to be the beneficial owner of any shares deemed to be beneficially owned by Lazarus Management. The foregoing should not be construed in and of itself as an admission by Lazarus Management or Mr. Borus as to beneficial ownership of the shares owned by Lazarus Partners. Each of Lazarus Management and Mr. Borus disclaims beneficial ownership of the securities, except to the extent of its or his pecuniary interests therein.

2 Includes 10,613,320 shares underlying exercisable warrants.

3 Includes 83,333 shares underlying exercisable warrants.

4 Includes 271,667 shares underlying exercisable warrants.

5 Michael David Lockwood, President, exercises voting and investment control over all shares beneficially owned.

6 Includes 200,000 shares underlying exercisable warrants.

7 Bruce Grossman, Chief Executive Officer and Managing Partner, exercises voting and investment control over all shares beneficially owned.

8 Includes 1,000,000 shares underlying exercisable warrants.

9 Bruce Grossman, President, exercises voting and investment control over all shares beneficially owned.

10 Includes 500,000 shares underlying exercisable warrants.

11 Alice Elliot exercises voting and investment control over all shares beneficially owned.

12 Includes 130,000 shares underlying exercisable warrants.

13 Joe Schimmelpfennig exercises voting and investment control over all shares beneficially owned.

14 Includes 30,000 shares underlying exercisable warrants.

15 George H. Schwary and Martha Schwary each exercise voting and investment control over all shares beneficially owned.

16 Includes 20,000 shares underlying exercisable warrants.

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17 Mark Abdou exercises voting and investment control over all shares beneficially owned.

18 Includes 30,000 shares underlying exercisable warrants.

19 James G. Kennedy exercises voting and investment control over all shares beneficially owned.

20 Includes 250,000 shares underlying exercisable warrants.

21 Includes 100,000 shares underlying exercisable warrants.

22 George H. Schwary and Martha Schwary each exercise voting and investment control over all shares beneficially owned.

23 Includes 15,000 shares underlying exercisable warrants.

24 Ronald Baron exercises voting and investment control over all shares beneficially owned.

25 Includes 300,000 shares underlying exercisable warrants.

26 Includes 100,000 shares underlying exercisable warrants.

27 Daniel Friedman, Trustee, exercises voting and investment control over all shares beneficially owned.

28 Includes 5,000 shares underlying exercisable warrants.

29 John Frederick Debs, Trustee, exercises voting and investment control over all shares beneficially owned.

30 Includes 15,000 shares underlying exercisable warrants.

31 Alfonso Abalos and Janette Dye, Trustees, exercise voting and investment control over all shares beneficially owned.

32 Includes 2,000 shares underlying exercisable warrants.

33 Ronald Baron exercises voting and investment control over all shares beneficially owned.

34 Includes 300,000 shares underlying exercisable warrants.

35 Includes 200,000 shares underlying exercisable warrants.

36 The sole member and manager of Wolverine Asset Management, LLC (“WAM”) is Wolverine Holdings, L.P. (“Wolverine Holdings”). Robert R. Bellick and Christopher L. Gust may be deemed to control Wolverine Trading Partners, Inc., the general partner of Wolverine Holdings. Each of Mr. Bellick and Mr. Gust disclaim beneficial ownership of these securities.

37 Includes 300,000 shares underlying exercisable warrants. Shares being offered include 200,000 shares underlying exercisable warrants. Robert S. London, trustee, exercises voting and investment control over all shares beneficially owned.

38 Consists of 20,000 shares underlying exercisable warrants.

39 Includes 250,000 shares underlying exercisable warrants. James G. Kennedy exercises voting and investment control over all shares beneficially owned.

40 Includes 15,000 shares underlying exercisable warrants. Daniel Jonathan Grover and Sarah Ann Goldsmith-Grover exercise voting and investment control over all shares beneficially owned.

41 Includes 20,000 shares underlying exercisable warrants.

42 Includes 250,000 shares underlying exercisable warrants. Richard Keim exercises voting and investment control over all shares beneficially owned.

43 Includes 20,000 shares underlying exercisable warrants. Shares offered consist of 20,000 shares underlying exercisable warrants. Shahen Mekertichian exercises voting and investment control over all shares beneficially owned.

44 Includes 100,000 shares underlying exercisable warrants. Shares offered consist of 20,000 shares underlying exercisable warrants. David Paul Selig exercises voting and investment control over all shares beneficially owned.

45 Consists of 20,000 shares underlying exercisable warrants. Luke Mitchell exercises voting and investment control over all shares beneficially owned.

46 Consists of 300,000 shares underlying exercisable warrants. William Robert Gregozeski exercises voting and investment control over all shares beneficially owned.

47 Consists of 20,000 shares underlying exercisable warrants and 100,000 shares underlying convertible notes. Allan William Blaikie exercises voting and investment control over all shares beneficially owned.

PLAN OF DISTRIBUTION

We are registering the shares of common stock previously issued and the shares of common stock issuable upon exercise of the warrants to permit the resale of these shares of common stock by the holders of the common stock and warrants from time to time after the date of this prospectus. We will not receive any of the proceeds from the sale by the selling shareholders of the shares of common stock. We will bear all fees and expenses incident to our obligation to register the shares of common stock.

The selling shareholders may sell all or a portion of the shares of common stock held by them and offered hereby from time to time directly or through one or more underwriters, broker-dealers or agents. If the shares of common stock are sold through underwriters or broker-dealers, the selling shareholders will be responsible for underwriting discounts or commissions or agent’s commissions. The shares of common stock may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of the sale, at varying prices determined at the time of sale or at negotiated prices. These sales may be effected in transactions, which may involve crosses or block transactions, pursuant to one or more of the following methods:

●	on any national securities exchange or quotation service on which the securities may be listed or quoted at the time of sale;

●	in the over-the-counter market;

●	in transactions otherwise than on these exchanges or systems or in the over-the-counter market;

●	through the writing or settlement of options, whether such options are listed on an options exchange or otherwise;

●	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

●	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

●	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

●	an exchange distribution in accordance with the rules of the applicable exchange;

●	privately negotiated transactions;

●	short sales made after the date the Registration Statement is declared effective by the SEC;

●	broker-dealers may agree with a selling security holder to sell a specified number of such shares at a stipulated price per share;

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●	a combination of any such methods of sale; and

●	any other method permitted pursuant to applicable law.

The selling shareholders may also sell shares of common stock under Rule 144 promulgated under the Securities Act of 1933, as amended, if available, rather than under this prospectus. In addition, the selling shareholders may transfer the shares of common stock by other means not described in this prospectus. If the selling shareholders effect such transactions by selling shares of common stock to or through underwriters, broker-dealers or agents, such underwriters, broker-dealers or agents may receive commissions in the form of discounts, concessions or commissions from the selling shareholders or commissions from purchasers of the shares of common stock for whom they may act as agent or to whom they may sell as principal (which discounts, concessions or commissions as to particular underwriters, broker-dealers or agents may be in excess of those customary in the types of transactions involved). In connection with sales of the shares of common stock or otherwise, the selling shareholders may enter into hedging transactions with broker-dealers, which may in turn engage in short sales of the shares of common stock in the course of hedging in positions they assume. The selling shareholders may also sell shares of common stock short and deliver shares of common stock covered by this prospectus to close out short positions and to return borrowed shares in connection with such short sales. The selling shareholders may also loan or pledge shares of common stock to broker-dealers that in turn may sell such shares.

The selling shareholders may pledge or grant a security interest in some or all of the warrants or shares of common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of common stock from time to time pursuant to this prospectus or any amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending, if necessary, the list of selling shareholders to include the pledgee, transferee or other successors in interest as selling shareholders under this prospectus. The selling shareholders also may transfer and donate the shares of common stock in other circumstances in which case the transferees, donees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

To the extent required by the Securities Act and the rules and regulations thereunder, the selling shareholders and any broker-dealer participating in the distribution of the shares of common stock may be deemed to be “underwriters” within the meaning of the Securities Act, and any commission paid, or any discounts or concessions allowed to, any such broker-dealer may be deemed to be underwriting commissions or discounts under the Securities Act. At the time a particular offering of the shares of common stock is made, a prospectus supplement, if required, will be distributed, which will set forth the aggregate amount of shares of common stock being offered and the terms of the offering, including the name or names of any broker-dealers or agents, any discounts, commissions and other terms constituting compensation from the selling shareholders and any discounts, commissions or concessions allowed or re-allowed or paid to broker-dealers.

Under the securities laws of some states, the shares of common stock may be sold in such states only through registered or licensed brokers or dealers. In addition, in some states the shares of common stock may not be sold unless such shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

There can be no assurance that any selling shareholder will sell any or all of the shares of common stock registered pursuant to the registration statement, of which this prospectus forms a part.

The selling shareholders and any other person participating in such distribution will be subject to applicable provisions of the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder, including, without limitation, to the extent applicable, Regulation M of the Exchange Act, which may limit the timing of purchases and sales of any of the shares of common stock by the selling shareholders and any other participating person. To the extent applicable, Regulation M may also restrict the ability of any person engaged in the distribution of the shares of common stock to engage in market-making activities with respect to the shares of common stock. All of the foregoing may affect the marketability of the shares of common stock and the ability of any person or entity to engage in market-making activities with respect to the shares of common stock.

We will pay all expenses of the registration of the shares of common stock pursuant to the registration rights agreement, estimated to be $33,200 in total, including, without limitation, Securities and Exchange Commission filing fees and expenses of compliance with state securities or “blue sky” laws; provided, however, a selling shareholder will pay all underwriting discounts and selling commissions, if any. We will indemnify the selling shareholders against liabilities, including some liabilities under the Securities Act in accordance with the registration rights agreements or the selling shareholders will be entitled to contribution. We may be indemnified by the selling shareholders against civil liabilities, including liabilities under the Securities Act that may arise from any written information furnished to us by the selling shareholder specifically for use in this prospectus, in accordance with the related registration rights agreements or we may be entitled to contribution.

Once sold under the registration statement, of which this prospectus forms a part, the shares of common stock will be freely tradable in the hands of persons other than our affiliates.

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LEGAL PROCEEDINGS

We are not party to any lawsuits or legal proceedings, the adverse outcome of which, in management’s opinion, individually or in the aggregate, would have a material adverse affect on our results of operations and financial position, and have no knowledge of any threatened or potential lawsuits or legal proceedings against us. From time to time, we may be involved in litigation relating to claims arising out of operations in the ordinary course of business.

DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS, CONTROL PERSONS

Directors and Executive Officers

The following sets forth information about our directors and executive officers as of the date of this Report:

Name	Age	Position
Riccardo Delle Coste	36	President, Chief Executive Officer and Chairman
Steven Lang	62	Director
Arnold Tinter	69	Chief Financial Officer, Secretary and Director
Joseph M. Cugine	54	Director
Alice Elliot	58	Director

Riccardo Delle Coste has been the Chairman of our board of directors, President and Chief Executive Officer since January 10, 2012. He has also been the President and Chief Executive Officer of Barfresh Inc., a Colorado corporation and our wholly owned subsidiary (“Barfresh CO”), since its inception. Mr. Delle Coste is the inventor of the patent pending technology and the creator of Smoo Smoothies. Mr. Delle Coste started the business in 2005 and developed a unique system using controlled pre-packaged portions, to deliver a freshly made smoothie that is quick, cost efficient, healthy and with no waste. In building the business, he is responsible for securing new business tenders and maintaining key client relationships. He is also responsible for the development of new product from testing to full-scale production, establishment of the manufacturing facilities that have all necessary accreditation (HACCP, Halal, and Kosher), technology development, product improvement and R&D with new product launches. Mr. Delle Coste also has over five years of investment banking experience. Mr. Delle Coste attended Macquarie University, Sydney, Australia while studying for a Bachelor of Commerce for 3.5 years but left to pursue business interests and did not receive a degree.

Qualifications: Mr. Delle Coste has 17 years of experience within retail, hospitality and dairy manufacturing.

Steven Lang was appointed as Director of the Company on January 10, 2012. He has also served as Secretary of Barfresh CO since its inception. Prior to joining Barfresh CO, from 2003 to 2007, Mr. Lang was a director of Vericap Finance Limited, a company that specializes in providing advice to and investing in Australian companies with international growth potential. From 1990 to 1999, he served as a director of Babcock & Brown’s Australian operations where he was responsible for international structured finance transactions. Mr. Lang received a Bachelor of Commerce and a Bachelor of Laws from the University of New South Wales in 1976 and a Master of Laws from the University of Sydney in 1984. He has been a member of the Institute of Chartered Accountants in Australia and was licensed to practice foreign law in New York.

Qualifications: Mr. Lang has over 35 years of experience in business, accounting, law and finance and served as Chairman of an Australian public company.

Arnold Tinter was appointed as Director, Chief Financial Officer and Secretary of the Company on January 10, 2012. Mr. Tinter founded Corporate Finance Group, Inc., a consulting firm located in Denver, Colorado, in 1992, and is its President. Corporate Finance Group, Inc., is involved in financial consulting in the areas of strategic planning, mergers and acquisitions and capital formation. He is the chief financial officer to two other public companies: LifeApps Digital Media Inc. and Arvana Inc. From 2006 to 2010 he was the chief financial officer of Spicy Pickle Franchising, Inc., a public company, where his responsibilities included oversight of all accounting functions, including SEC reporting, strategic planning and capital formation. From May 2001 to May 2003, he served as chief financial officer of Bayview Technology Group, LLC, a privately held company that manufactured and distributed energy-efficient products. From May 2003 to October 2004, he also served as that company’s chief executive officer. Prior to 1990, Mr. Tinter was chief executive officer of Source Venture Capital, a holding company with investments in the gaming, printing and retail industries. Mr. Tinter currently serves as a director of LifeApps Digital Media Inc., a public company. Mr. Tinter received a B.S. degree in Accounting in 1967 from C.W. Post College, Long Island University, and is licensed as a Certified Public Accountant in Colorado.

Qualifications: Mr. Tinter has over 40 years of experience as a Certified Public Accountant and a financial consultant. During his career he served as a director of numerous public companies.

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Joseph M. Cugine was appointed as Director of the Company on July 29, 2014. Mr. Cugine is the owner and president of Cugine Foods and JC Restaurants, a franchisee of Taco Bell and Pizza Hut in New York. He is also president and owner of Restaurant Consulting Group LLC. Prior to owning and operating his own firms, Mr. Cugine held a series of leadership roles with PepsiCo, lastly as chief customer officer and senior vice president of PepsiCo’s Foodservice division. Mr. Cugine also serves on the board of directors of The Chef’s Warehouse, Inc., a publicly traded specialty food products distributor in the U.S., as well as Ridgefield Playhouse and R4 Technology. He received his B.S. degree from St. Joseph’s University in Philadelphia.

Qualifications: Mr. Cugine’s career in sales, marketing, operations and supply chain spans more than 25 years. He has extensive industry contacts and proven experience leading and advising numerous successful food distribution companies.

Alice Elliot was appointed as Director of the Company on October 15, 2014. Ms. Elliot is the founder and chief executive of The Elliot Group, a global retained executive search firm specializing in the hospitality, foodservice, retail and service sectors. For more than 20 years, Ms. Elliot has hosted the exclusive invitation only ‘Elliot Leadership Conference.’ She was a co-founder of ‘The Elliot Leadership Institute,’ a nonprofit organization dedicated to leadership development and advancement in the foodservice industry, and is known for her philanthropic and educational endeavors and contributions. Throughout her career, Ms. Elliot has received various industry honors, including the Trailblazer Award from the Women’s Foodservice Forum and induction into the National Restaurant Association Educational Foundation’s College of Diplomates. She was also recently named to the Nation’s Restaurant News list of the 50 Most Powerful People in Foodservice.

Qualifications: Well recognized for the placement of senior-level executives at public and privately held restaurant organizations nationwide, Ms. Elliot is sought out for their intellectual and strategic thought leadership.

Employment Agreements

There are currently no employment agreements between the Company and its officers and directors.

Term of Office

Directors are appointed for a one-year term to hold office until the next annual general meeting of shareholders or until removed from office in accordance with our bylaws. Our officers are appointed by our board of directors and hold office until the earlier of resignation or removal.

Director Independence

We use the definition of “independence” standards as defined in the NASDAQ Stock Market Rule 5605(a)(2) provides that an “independent director” is a person other than an officer or employee of the company or any other individual having a relationship, which, in the opinion of the Company’s board of directors, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. We have determined that only one of our directors is independent, which constitutes less than a majority.

Board Committees

We do not have an audit, nominating or compensation committee. We intend, however, to establish an audit committee and a compensation committee of our board in the future. We envision that the audit committee will be primarily responsible for reviewing the services performed by our independent auditors and evaluating our accounting policies and our system of internal controls. The compensation committee will be primarily responsible for reviewing and approving our salary and benefits policies (including stock options) and other compensation of our executive officers.

Family Relationships

There are no family relationships among any of our officers or directors.

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Legal Proceedings

To the best of our knowledge, none of our executive officers or directors are parties to any material proceedings adverse to the Company, have any material interest adverse to the Company or have, during the past ten years:

●	been convicted in a criminal proceeding or been subject to a pending criminal proceeding (excluding traffic violations and other minor offenses);

●	had any bankruptcy petition filed by or against him/her or any business of which he/she was a general partner or executive officer, either at the time of the bankruptcy or within two years prior to that time;

●	been subject to any order, judgment, or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining, barring, suspending or otherwise limiting his/her involvement in any type of business, securities, futures, commodities or banking activities;

●	been found by a court of competent jurisdiction (in a civil action), the Securities and Exchange Commission or the Commodity Futures Trading Commission to have violated a federal or state securities or commodities law, and the judgment has not been reversed, suspended, or vacated;

●	been subject to, or party to, any judicial or administrative order, judgment, decree, or finding, not subsequently reversed, suspended or vacated, relating to an alleged violation of (i) any Federal or State securities or commodities law or regulation, (ii) any law or regulation respecting financial institutions or insurance companies including, but not limited to, a temporary or permanent injunction, order of disgorgement or restitution, civil money penalty or temporary or permanent cease-and-desist order, or removal or prohibition order or (iii) any law or regulation prohibiting mail or wire fraud or fraud in connection with any business entity; or been the subject of, or a party to, any sanction or order, not subsequently reversed, suspended or vacated, of any self-regulatory organization (as defined in Section 3(a)(26) of the Exchange Act (15 U.S.C. 78c(a)(26))), any registered entity (as defined in Section 1(a)(29) of the Commodity Exchange Act (7 U.S.C. 1(a)(29))), or any equivalent exchange, association, entity or organization that has disciplinary authority over its members or persons associated with a member.

Code of Ethics

The Company has not yet adopted a code of ethics.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding our shares of common stock beneficially owned as of April 29, 2015 for (i) each shareholder known to be the beneficial owner of 5% or more of our outstanding shares of common stock, (ii) each named executive officer and director, and (iii) all executive officers and directors as a group. A person is considered to beneficially own any shares: (i) over which such person, directly or indirectly, exercises sole or shared voting or investment power, or (ii) of which such person has the right to acquire beneficial ownership at any time within 60 days through an exercise of stock options or warrants or otherwise. Unless otherwise indicated, voting and investment power relating to the shares shown in the table for our directors and executive officers is exercised solely by the beneficial owner or shared by the owner and the owner’s spouse or children.

For purposes of this table, a person or group of persons is deemed to have “beneficial ownership” of any shares of common stock that such person has the right to acquire within 60 days of April 29, 2015. For purposes of computing the percentage of outstanding shares of our common stock held by each person or group of persons named above, any shares that such person or persons has the right to acquire within 60 days of April 29, 2015 is deemed to be outstanding, but is not deemed to be outstanding for the purpose of computing the percentage ownership of any other person. The inclusion herein of any shares listed as beneficially owned does not constitute an admission of beneficial ownership.

Name and address of beneficial owner (1)	Amount and nature of beneficial ownership	Percent of class o/s
Riccardo Delle Coste (2) (3) (4) (5)	20,049,310	25.25%

R.D. Capital Holdings Pty Ltd.	18,966,664	24.09%

Steven Lang (6) (7) (8) (9)	20,249,310	25.37%

Sidra Pty Limited	19,249,310	24.37%

Arnold Tinter (10)	800,000	1.02%

Joseph M. Cugine (11) (12) (13)	1,714,100	2.18%

Alice Elliot (14) (15) (16)	490,000	0.62%

All directors and officers as a group (5 persons)	43,302,720	53.68%

Lazarus Investment Partners LLLP 3200 Cherry Creek South Drive Suite 670 Denver, CO 80209 (17)	18,093,295	20.62%

Wolverine Flagship Fund Trading Limited 175 West Jackson Blvd., Suite 340 Chicago, IL 60604 (18)	6,000,000	7.53%

Bruce Grossman (19) c/o Dillon Hill Capital LLC 200 Business Park Drive, Suite 306 Armonk, NY 10504	4,500,000	5.68%

(1)	The address of all officers and directors listed is c/o Barfresh Food Group Inc., 8530 Wilshire Blvd,, Suite 450, Beverly Hills, CA 90211.
(2)	Mr. Delle Coste is the Chief Executive Officer, President and a Director of the Company.
(3)	Includes 18,966,664 shares owned by R.D. Capital Holdings PTY Ltd. and of which Riccardo Delle Coste is deemed to be a beneficial owner.
(4)	Includes 200,000 shares underlying convertible debt and 200,000 shares underlying warrants related to the convertible debt owned by the Delle Coste Family Trust. Mr. Delle Coste may be deemed to indirectly beneficially own these shares but disclaims beneficial ownership of these shares pursuant to Rule 13d-4 promulgated under the Securities Exchange Act of 1934, as amended.
(5)	Includes 282,646 shares underlying warrants issued in connection with a promissory note the holder of which is the Delle Coste Family Trust. Mr. Delle Coste may be deemed to indirectly beneficially own these shares but disclaims beneficial ownership of these shares pursuant to Rule 13d-4 promulgated under the Securities Exchange Act of 1934, as amended.
(6)	Mr. Lang is a Director of the Company.
(7)	Includes 18,966,664 shares owned by Sidra Pty Limited of which Steven Lang is deemed to be a beneficial owner.
(8)	Includes 800,000 shares underlying options granted.
(9)	Includes 282,6469 shares underlying warrants issued in connection with a promissory note the holder of which is Sidra PTY Limited.
(10)	Mr. Tinter is the Chief Financial Officer, Secretary and a Director of the Company.
(11)	Mr. Cugine is a Director of the Company.
(12)	Includes 500,000 shares owned by Restaurant Consulting Group LLC of which Joe Cugine is deemed to be a beneficial owner.
(13)	Includes 50,000 shares underlying warrants issued in connection with purchase of common stock.
(14)	Ms. Elliot is a Director of the Company.
(15)	Includes 160,000 shares owned by Elliot-Herbst LP of which Alice Elliot is deemed to be a beneficial owner.
(16)	Includes 30,000 shares underlying warrants issued in connection with purchase of common stock.
(17)	Includes 10,033,333 shares underlying warrants issued in connection with purchase of common stock. Lazarus Management Company LLC, a Colorado limited liability company (“Lazarus Management”), is the investment adviser and general partner of Lazarus Investment Partners LLLP (“Lazarus Partners”), and consequently may be deemed to have voting control and investment discretion over securities owned by Lazarus Partners. Justin B. Borus is the managing member of Lazarus Management. As a result, Mr. Borus may be deemed to be the beneficial owner of any shares deemed to be beneficially owned by Lazarus Management. The foregoing should not be construed in and of itself as an admission by Lazarus Management or Mr. Borus as to beneficial ownership of the shares owned by Lazarus Partners. Each of Lazarus Management and Mr. Borus disclaims beneficial ownership of the securities, except to the extent of its or his pecuniary interests therein.
(18)	Includes 2,000,000 shares underlying warrants issued in connection with purchase of common stock. Wolverine Asset Management, LLC (“WAM”) is the investment manager of Wolverine Flagship Fund Trading Limited and has voting and dispositive power over these securities. The sole member and manager of WAM is Wolverine Holdings, L.P. (“Wolverine Holdings”). Robert R. Bellick and Christopher L. Gust may be deemed to control Wolverine Trading Partners, Inc., the general partner of Wolverine Holdings.
(19)

Dillon Hill Capital, LLC, of which the Mr. Grossman is the sole member, directly owns 2,000,000 shares are common stock and warrants to purchase an additional 1,000,000 shares of common stock. Dillon Hill Investment Company, LLC, the sole member of which is a trust of which Mr. Grossman’s spouse is a co-trustee, directly owns 1,000,000 shares of common stock and warrants to purchase an additional 500,000 shares of common stock. By virtue of the relationships described above, the Mr. Grossman n may be deemed to have sole voting and dispositive power over the shares and warrants held by Dillon Hill Capital LLC and shared voting and dispositive power over the shares and warrants held by Dillon Hill Investment Company, LLC.

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DESCRIPTION OF SECURITIES

Authorized Capital Stock

Our authorized share capital consists of 95,000,000 shares of common stock, par value $0.000001 per share and 5,000,000 shares of preferred stock, par value $0.000001 per share. As of April 29, 2015, 78,720,788 shares of our common stock were outstanding.

Common Stock

Each share of our common stock entitles its holder to one vote in the election of each director and on all other matters voted on generally by our shareholders, other than any matter that (i) solely relates to the terms of any outstanding series of preferred stock or the number of shares of that series and (ii) does not affect the number of authorized shares of preferred stock or the powers, privileges and rights pertaining to the common stock. No share of our common stock affords any cumulative voting rights. This means that the holders of a majority of the voting power of the shares voting for the election of directors can elect all directors to be elected if they choose to do so. Holders of our common stock will be entitled to dividends in such amounts and at such times as our board of directors in its discretion may declare out of funds legally available for the payment of dividends. We currently intend to retain our entire available discretionary cash flow to finance the growth, development and expansion of our business and do not anticipate paying any cash dividends on the common stock in the foreseeable future. Any future dividends will be paid at the discretion of our board of directors after taking into account various factors, including:

●	general business conditions;

●	industry practice;

●	our financial condition and performance;

●	our future prospects;

●	our cash needs and capital investment plans;

●	our obligations to holders of any preferred stock we may issue;

●	income tax consequences; and

●	the restrictions Delaware and other applicable laws and our credit arrangements then impose.

If we liquidate or dissolve our business, the holders of our common stock will share ratably in all our assets that are available for distribution to our shareholders after our creditors are paid in full and the holders of all series of our outstanding preferred stock, if any, receive their liquidation preferences in full.

Our common stock has no preemptive rights and is not convertible or redeemable or entitled to the benefits of any sinking or repurchase fund.

Series G Warrants

Series G Warrants to purchase up to 5,275,000 shares of common stock are currently outstanding. The Series G Warrants are exercisable for a term of five-years at a per share exercise price of $0.60 and are subject to customary protective provisions for price and certain events. The shares of common stock issuable upon exercise of the warrants are subject to mandatory registration rights. Holders of Series G Warrants may elect cashless exercise in the event a registration statement is not available at the time of sale. The Series G Warrants may not be exercised by a holder to the extent that after giving effect to such exercise, the holder would beneficially own in excess of 9.99% of the issued and outstanding common stock of the Company.

Series N Warrants

Series N Warrants to purchase up to 1,291,667 shares common stock are currently outstanding. Series G Warrants are exercisable for a term of five- years at a per share exercise price of $0.45 or via cashless exercise, at the holder’s option. The Series G Warrants are subject to customary protective provisions for certain events. The shares of common stock issuable upon exercise of the warrants are subject to mandatory registration rights.

Other Warrants

Other Warrants registered hereunder to purchase up to 135,000 shares common stock are exercisable for a term of three years at a per share exercise price of $0.50 or via cashless exercise, at the holder’s option. The shares of common stock issuable upon exercise of the warrants are subject to piggyback registration rights.

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LEGAL MATTERS

The validity of the common stock to be sold under this prospectus will be passed upon for us by Libertas Law Group, Inc. Libertas Law Group holds 130,000 shares of common stock and a Series E warrant to purchase 25,000 shares.

EXPERTS

Our financial statements, as of and for the years ended March 31, 2013 and March 31, 2014 appearing in the prospectus, have been audited by Eide Bailly LLP, an independent registered public accounting firm, to the extent and for the periods indicated in their report appearing herein, which report expresses an unqualified opinion, and are included in reliance upon such report and upon authority of such firm as experts in accounting and auditing.

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR
SECURITIES ACT LIABILITIES

The Company’s directors and executive officers are indemnified as provided by the Delaware General Corporation Law and the Company’s Certificate of Incorporation. These provisions state that the Company’s directors may cause the Company to indemnify a director or former director against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, actually and reasonably incurred by him as a result of him acting as a director. The indemnification of costs can include an amount paid to settle an action or satisfy a judgment. Such indemnification is at the discretion of the Company’s board of directors and is subject to the SEC’s policy regarding indemnification.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

In the event that a claim for indemnification against such liabilities (other than the payment of expenses incurred or paid by a director, officer or controlling person in a successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to the court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

At present, there is no pending litigation or proceeding involving any of our directors, officers or employees as to which indemnification is sought, nor are we aware of any threatened litigation or proceeding that may result in claims for indemnification.

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DESCRIPTION OF BUSINESS

Business Overview

Barfresh is a leader in the creation of, manufacturing and distributing ready to blend beverages. The current portfolio of products is made up of smoothies, shakes and frappes. All of the products are portion controlled and ready to blend beverage ingredient packs or “beverage packs”. The beverage packs contain all of the ingredients necessary to make the beverage, including the base (either sorbet, frozen yogurt or ice cream), fruit pieces, juices and ice.

Domestic and international patents and patents pending are owned by Barfresh, as well as related trademarks for all of the products. In November 2011, the Company acquired the patent rights in the United States and Canada. The Canadian patent has been granted and the United States patent is “patent pending”. On October 15, 2013, the Company acquired all of the related international patent rights, which were filed pursuant to the Patent Cooperation Treaty and have been granted in 13 jurisdictions. The patents are pending in the remainder of the jurisdictions that have signed the treaty. In addition, on October 15, 2013, the Company purchased all of the trademarks related to the patented products.

Product development and new flavor creation is a critical element of the business. The leadership team has been developing flavor profiles for each beverage category that will appeal to tastes in the United States. The Company has been in discussions with a number of companies including both large and small quick service restaurant (“QSR”) chains and full service restaurant chains (“FSR”). Additionally, there are also discussions with national food service companies that serve alternative venues such as stadiums, arenas and universities with national footprints in the United States. Preliminary agreements with three potential customers have been reached and testing in these venues will begin in the near future. There are also other ongoing negotiations taking place with several of national foodservice companies.

In addition to the large fast food, fast casual and full service restaurant chains, the Company will sell to food distributors that supply products to the food services market place. Effective July 2, 2014, the Company entered into an agreement with Sysco Merchandising and Supply Chain Services, Inc. for resale by the Sysco Corporation (“Sysco”) to the foodservice industry of the Company’s ready-to-blend smoothies, shakes and frappes. All Barfresh products will be included in Sysco’s national core selection of beverage items, making Barfresh its exclusive single-serve, pre-portioned beverage provider. The agreement is mutually exclusive; provided however, the products are supplied to other foodservice distributors, but only to the extent required for such foodservice distributors to service multi-unit chain operators with at least 20 units and where Sysco is not such multi-unit chain operators nominated distributor for our products. The Company has started shipping to Sysco under this agreement and anticipates a national rollout to approximately 74 distribution centers over the next 18 months.

Finally, the Company intends to monetize the international patents outside of the current area of operations, North America, by expanding contract manufacturing to other countries and selling either through selling agents or internal sales personnel. The Company will also consider entering into some form of license or royalty agreements with third parties.

Barfresh plans to utilize contract manufacturers to manufacture all of the products in the United States. Ice cream manufacturers are best suited to produce the products and a second production line has been installed and commissioned in Salt Lake City. This manufacturer is currently producing products being sold to existing customers as well as new product development for new large customers.

Although there currently is not a contract in place with any suppliers for the raw materials needed to manufacture smoothie packs, there are a significant number of sources available and the company does not anticipate becoming dependent on any one supplier. As demand for the range of products grows, the plan will be to contract a level of raw material requirements to ensure continuity of supply.

There are five employees and one consultant selling our product. The process of obtaining orders from potential customers will likely follow the following process:

●	Meet with and introduce products to customer;

●	For larger accounts, develop custom flavor profiles for the specific customer;

●	Participate in test marketing of the product with the flavors developed for the customer; and

●	Agree to a roll out schedule for the customer.

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Although we have agreements with potential customers (representing approximately 10,000 outlets) to develop flavors, test a variety of the beverage offerings and develop new flavor profiles for others, there is no assurance that the products will be supplied to any chain. However, the products are currently shipping to a number of contracted customers and to a number of smaller customers.

Most recently, as part of the Company’s expansion due to the acquisition of the international patents, a leading regional Australian food ingredient supply and product developer has been engaged as the wholesaler and distributor for Barfresh. The first order to Australia shipped in January 2014.

Corporate History and Background

The Company incorporated on February 25, 2010 in the state of Delaware. The Company was originally formed to acquire scripts for movie opportunities, to produce the related movies and to sell, lease, license, distribute and syndicate the movies and develop other related media products related to the movies. As the result of the reverse merger, more fully described below, the Company is now engaged in the manufacturing and distribution of ready to blend beverages, particularly, smoothies, shakes and frappes.

Reorganization and Recapitalization

During January, 2012, the Company entered into a series of transactions pursuant to which Barfresh Inc., a Colorado corporation (“Barfresh CO”), was acquired, spun-out prior operations to the former principal shareholder, completed a private offering of securities for an aggregate purchase price of approximately $999,998, conducted a four for one forward stock split and changed the name of the Company. The following describes the foregoing transactions:

●	Acquisition of Barfresh CO. We acquired all of the outstanding capital stock of Barfresh CO in exchange for the issuance of 37,333,328 shares of our $0.000001 par value common stock pursuant to a Share Exchange Agreement between us, our former principal shareholder, Barfresh CO and the former shareholders of Barfresh CO. As a result of this transaction, Barfresh CO became our wholly owned subsidiary and the former shareholders of Barfresh CO became our controlling shareholders.

●	Spinout of prior business. Immediately prior to the acquisition of Barfresh CO, we spun-out our previous business operations to a former officer, director and principal shareholder, in exchange for all of the shares of our common stock held by that person. Such shares were cancelled immediately following the acquisition.

●	Financing transaction. Immediately following the acquisition of Barfresh, we sold an aggregate of 1,333,332 shares of our common stock and five-year warrants to purchase 1,333,332 shares of common stock at a per share exercise price of $1.50 in a private offering for gross proceeds of $999,998, less expenses of $26,895.

●	Change of name. Subsequent to the merger, we changed the name of the Company from Moving Box Inc. to Barfresh Food Group Inc.

●	Forward stock split. Subsequent to the merger, we conducted a four for one forward stock split of the Company’s common stock.

Products

All of the products are portion controlled beverage ingredient packs, suitable for smoothies, shakes and frappes that can also be utilized for cocktails and mocktails. They contain all of the ingredients necessary to make a smoothie, shake or frappe, including the ice. Simply add water, empty the packet into a blender, blend and serve.

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The following shows the product with the package opened:

The following flavors are available for sale as part of the standard line:

Smoothies:

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Shakes:

Frappes:

In addition to the standard product range, the Company is currently working on customized flavor profiles for some key accounts.

Some of the key product benefits for operators include:

●	Portion controlled
●	Zero waste
●	Product consistency – every time a smoothie is made
●	Unitized inventory
●	Long shelf life (24 months)
●	Little to no capital investment necessary
●	Very quick to make (less than 60 seconds)
●	Ability to itemize the ingredients of the smoothie on menus
●	Products require less retail space

Some of the key benefits of the products for the end consumers that drink the products include:

●	From as little as 150 calories (per serving)
●	At least ¼ cup of real fruit per serving
●	Dairy free options
●	Kosher approved
●	Gluten Free

Customer Marketing Material

A wide range of consumer marketing materials has been created to assist customers in selling blended beverages. Examples of our “SMOO” branded marketing materials are detailed below.

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Research and Development

An incurrence of $47,035 and $103,293 in research and development expenses for the fiscal years ended March 31, 2014, and March 31, 2013, respectively.

Competition

There is significant competition in the smoothie market at both the consumer purchasing level and also the product level.

The competition at the consumer level is primarily between specialized juice bars (e.g. Jamba Juice) and major fast casual and fast food restaurant chains (such as McDonalds). Barfresh does not compete specifically at this level but intends to supply its product to customers that fall within these segments to enable them to compete for consumer demand.

There may also be new entrants to the smoothie market that may alter the current competitor landscape.

The existing competition from a product perspective can be separated into three categories:

●	Specialized juice bar products: The product is made in-store and each ingredient is added separately.

●	Syrup based products: The fruit puree is supplied in bulk and not portion controlled for each smoothie. These types of products still require the addition of juice, milk or water and/or yogurt and ice. While there are a number of competitors for this style of product, the two dominant competitors are Island Oasis and Minute Maid, which are both owned by Coca Cola.

●	Portion pack products: These products contain only the fruit and yogurt and require the addition of juice or milk and ice. The two dominant competitors are General Mills’ Yoplait Smoothies and Inventure Group’s Jamba Smoothies.

The Company believes their ability to offer customer’s equipment packages with no upfront cost is a significant competitive advantage and will assist in gaining traction in the market and securing long-term agreements with customers. The Company also believes that the product’s attributes will make it more attractive to competitors. However, there are other factors that may influence the adoption of a particular product by customers, including their dependence on prior relationships with competition.

Intellectual Property

Barfresh owns the domestic and intellectual property rights to its products’ sealed pack of ingredients.

In November 2011, the Company acquired patent applications filed in the United States (Patent Application number 11/660415) and Canada (Patent Application number 2577163) from certain related parties. The United States patent was originally filed on December 4, 2007 and its current status is patent pending. The Canadian patent was originally filed on August 16, 2005 and it has been granted.

On October 15, 2013, the Company acquired all of the related international patent rights, which were filed pursuant to the Patent Cooperation Treaty, have been granted in 13 jurisdictions and are pending in the remainder of the jurisdictions that have signed the PCT. In addition, the Company purchased all of the trademarks related to the patented products.

Governmental Approval and Regulation

The Company is not aware of the need for any governmental approvals of its products.

Since the Company will initially utilize a contract manufacturer, regulations of the United States Food and Drug Administration, as they apply to the manufacturing, will be the responsibility of the contract manufacturers. Before entering into any manufacturing contract, the Company will determine that the manufacturer has met all government requirements.

The Company will be subject to certain labeling requirements as to the contents and nutritional information of our products.

Environmental Laws

The Company does not believe that it will be subject to any environmental laws, either state or federal. Any laws concerning manufacturing will be the responsibility of the contract manufacturer.

Employees

Currently, the Company has 10 full time employees. From time to time, we may hire additional workers on a contract basis as the need arises.

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MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

This discussion includes forward-looking statements, as that term is defined in the federal securities laws, based upon current expectations that involve risks and uncertainties, such as plans, objectives, expectations and intentions. Actual results and the timing of events could differ materially from those anticipated in these forward-looking statements as a result of a number of factors. Words such as “anticipate”, “estimate”, “plan”, “continuing”, “ongoing”, “expect”, “believe”, “intend”, “may”, “will”, “should”, “could” and similar expressions are used to identify forward-looking statements.

We caution you that these statements are not guarantees of future performance or events and are subject to a number of uncertainties, risks and other influences, many of which are beyond our control, which may influence the accuracy of the statements and the projections upon which the statements are based. Factors that may affect our results include, but are not limited to, the risk factors set forth in this prospectus under the heading “Risk Factors”. Any one or more of these uncertainties, risks and other influences could materially affect our results of operations and whether forward-looking statements made by us ultimately prove to be accurate. Our actual results, performance and achievements could differ materially from those expressed or implied in these forward-looking statements. We undertake no obligation to publicly update or revise any forward-looking statements, whether from new information, future events or otherwise.

We are engaged in the manufacturing and distribution of ready to blend beverages, particularly, smoothies, shakes and frappes. Our products are portion controlled ready to blend beverage ingredient packs or “beverage packs”. They contain all of the ingredients necessary to make the beverage, including the base (either sorbet, frozen yogurt or ice cream), fruit pieces, juices and ice. Ingredients used are natural, no syrups or powders.

We own the domestic and international patents and patents pending, as well as related trademarks for our products. In November 2011 we acquired the patent rights in the United States and Canada. The Canadian patent has been granted and the United States patent is “patent pending”. On October 15, 2013, we acquired all of the related international patent rights, which were filed pursuant to the Patent Cooperation Treaty, have been granted in 13 jurisdictions and are pending in the remainder of the jurisdictions that have signed the treaty. In addition, on October 15, 2013, we purchased all of the trademarks related to the patented products.

We have been developing flavor profiles of our smoothies that we believe will be appealing to tastes in the United States. We have been in discussions with a number of companies including both large and small quick service restaurant (“QSR”) chains and national food services companies that serve alternative venues such as stadiums, arenas and universities with national footprints in the United States and have reached preliminary agreements with three potential customers to begin testing in the near future. We are in ongoing negotiations with a number of other companies. In addition to the large retail fast food and fast casual chains, we will sell to food distributors that supply products to the food services market place. Finally, we intend to monetize the international patents outside of our current area of operations, North America, by expanding contract manufacturing to other countries and selling either through selling agents or our own sales personnel or by entering into some form of license or royalty agreements with third parties. We began selling product to Australia during the final months of our fiscal year ended March 31, 2014.

To date, we have funded our operations through the sale of our equity securities, issuance of convertible debt, issuance of promissory notes and advances from related parties.

The acquisition of the international patents and trademarks on October 15, 2013 was funded through an advance of $672,157 from an affiliate of a director and significant shareholder. Two hundred thousand ($200,000) of the advance was satisfied through the participation in the Company’s December 20, 2013 private placement of notes and warrants by the affiliate of the aforementioned director and significant shareholder and also an affiliate of an officer and director and significant shareholder. The net proceeds to the Company from the private placement that closed on December 20, 2013, including the aforementioned $200,000, was $775,000. The $775,000 in notes bears interest at a rate of 2% per annum and is due and payable on December 20, 2014, with certain provisions for extension. Warrants to purchase 1,291,667 shares of the Company’s common stock were issued to these investors and the warrants have an exercise price of $0.45 per share. In addition to the related parties discussed above, a significant shareholder purchased $500,000 of notes. All of the related parties participated in the offering upon the same terms offered to other investors. The balance of the remaining loan for the acquisition of the patents and trademarks, including interest, was paid in cash, in full by the Company.

Our plan is to utilize contract manufacturers to manufacture our products. Ice cream manufacturers are best suited for our products. Our first production line has been installed and commissioned in Salt Lake City and is currently producing products being sold to our customers as well as new product development for new large customers.

Although we do not have a contract with any suppliers for the raw materials needed to manufacture smoothie packs we believe that there are a significant number of sources available and we do not anticipate becoming dependent on any one supplier. As demand for our range of products grows, we will look to contract a level of our raw material requirements to ensure continuity of supply.

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We currently have five sales people selling our product. The process of obtaining orders from potential customers will likely follow the following process:

●	Meeting with and introducing products to customer

●	Developing flavor profiles for the specific customer

●	Participating in test marketing of the product with the flavors developed for the customer

●	Agreeing to a roll out schedule for the customer.

Although we have agreements with potential customers representing approximately 10,000 outlets to develop flavors and test our products and have begun to develop flavor profiles for others, we have no assurance that we will supply any chain with our products. During the year ended March 31, 2014 we began shipping our products to one of the customers with whom we have contracts and to a number of smaller customers.

In addition to the large retail fast food and fast casual chains, we will sell to food distributors that supply products to the food services market place. Effective July 2, 2014 we entered into an agreement with Sysco Merchandising and Supply Chain Services, Inc. for resale by the Sysco Corporation (“Sysco”) to the foodservice industry of the Company’s ready-to-blend smoothies, shakes and frappes. Our products will be included in Sysco’s national core selection of beverage items, making Barfresh its exclusive single-serve, pre-portioned beverage provider. The Agreement is mutually exclusive; provided however, we may supply our products to other foodservice distributors, but only to the extent required for such foodservice distributors to service multi-unit chain operators with at least 20 units and where Sysco is not such multi-unit chain operators nominated distributor for our products. We have begun shipping to Sysco under this agreement and anticipate a national rollout to approximately 74 distribution centers over the next 12 months.

There can be no assurance that we will not become dependent on one or a few major customers.

We intend to monetize the international patents outside of our current area of operations, North America, by expanding contract manufacturing to other countries and selling either through selling agents or our own sales personnel or by entering into some form of license or royalty agreements with third parties. Most recently, as part of our expansion due to the acquisition of the international patents, we engaged a leading regional Australian food ingredient supply and product developer as our wholesaler and distributor. Our first order was shipped to Australia in January 2014.

We are currently assessing our personnel needs in order to provide the best possible service and to maximize our sales potential in connection with our relationship with Sysco.

Critical Accounting Policies

The significant accounting policies set forth in Note 2 to our audited consolidated financial statements included in our Annual Report on Form 10-K for the year ended March 31, 2014, as updated by Note 1 to the Unaudited Condensed Consolidated Financial Statements included herein, and Management’s Discussion and Analysis of Financial Condition and Results of Operations included in our Annual Report on Form 10-K for the year ended March 31, 2014, appropriately represent, in all material respects, the current status of our critical accounting policies and estimates, the disclosure with respect to which is incorporated herein by reference

Results of Operations

Results of Operation for Three Months Ended December 31, 2014 as Compared to the Three Months Ended December 31, 2013

(References to 2014 and 2013 are to the three months ended December 31, 2014 and 2013 respectively, unless otherwise specified.)

Revenue and cost of revenue

Revenue for 2014 was $56,109 as compared to $7,541 in 2013. We began shipping to new customers in 2014 whereas in 2013 only a limited number of customers were testing our products.

Cost of revenue for 2014 was $36,353 as compared to $4,414 in 2013. Our gross profit was $19,756 (35%) and $3,127 (41%) for 2014 and 2013, respectively. There was no significant change in our selling prices. Sales in both 2014 and 2013 included sales of blenders and freezers. We only make a nominal profit on these items as they are to accommodate our customers. We have no specific plan as to major sales of equipment to customers in the future.

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Operating expenses

Our operations during 2014 and 2013 were directed towards increasing sales and finalizing flavor profiles. We are currently evaluating our needs in regards to increased overhead as a result of the agreement with Sysco. We anticipate increases to selling costs mostly related to increasing our sales and marketing staff.

Our general and administrative expenses increased $140,099 as we grew the business and may not necessarily be indicative of the rate of future increases.

The following is a breakdown of our general and administrative expenses for the three months ended December 31, 2014 and 2013:

	2014	2013	Difference
Personnel costs	$237,952	$213,857	$24,095
Stock based compensation/options	24,903	-	24,903
Legal and professional fees	84,255	61,191	23,064
Travel	65,480	45,008	20,472
Rent	34,574	22,257	12,317
Marketing and selling	46,858	24,158	22,700
Director fees	26,202	-	26,202
Investor and public relations	23,036	9,000	14,036
Research and development	19,949	31,866	(11,917)
Consulting fees	16,680	36,416	(19,736)
Other expenses	23,009	19,046	3,963
	$602,898	$462,799	$140,099

Personnel cost represents the cost of employees including salaries, employee benefits and employment taxes and continues to be our largest cost. Personnel cost increased $24,095 (11.3%) from $213,857 to $237,952. At December 31, 2014, we had seven full time employees. We anticipate personnel cost to increase in the future as we add more staff.

Stock based compensation is used as an incentive to attract new employees and to compensate existing employees. Stock based compensation, which includes stock issued and options granted to employees and non-employees. The amount in 2014 represents the amortization of stock grants and option grants to two directors. The fair value of the stock was based on the trading value of the shares on the date of grant and is being amortized over the vesting period. The fair value of the stock option was calculated using the Black-Sholes model using the following assumptions: expected life in years, 5; volatility, 91.82%; risk free rate of return, 1.45% and no annual dividends and are being amortized over the vesting period. We anticipate making additional grants in the future. We anticipate making additional grants in the future. No grants were made in 2013.

Legal and professional fees increased $23,064 (37.7%) from $61,191 in 2013 to $84,255 in 2014, as a result of increased activity. We anticipate legal fees related to ongoing Securities and Exchange Commission reporting to remain the same and additional legal fees to be related to the number of contracts we are negotiating.

Travel and entertainment expenses increased $20,472 (45.5%) from $45,008 in 2013 to $65,480 in 2014. The increase is due to increased travel related to selling and marketing activities. We anticipate that travel and entertainment cost will increase as we increase the number of customers that we are selling to.

Rent expense is primarily for our location in Beverly Hills, California. Our rent expense is approximately $7,000 per month. The lease on the office commenced in October 2012 and expires in October 2014. We have negotiated an extension to the lease, which now expires in November 2016. Our rent has increased to approximately $7,600 per month. Rent expense also includes monthly parking fees as well as the cost of an offsite storage facility

Marketing and selling expenses increased $22,700 (93.9%) from $24,158 in 2013 to $46,858 in 2014. The increase relates primarily to overall sales and marketing activities. We anticipate a continued increase in these costs.

We had no director fees in 2013. We will continue to incur director fees in the future. We approved a fee of $12,500 per quarter for all non-employee directors. We currently have three non-employee directors who will receive payments in the future.

25

Investor and public relation expenses increased by $14,036 (156%) from $9,000 in 2013 to $23,036 in 2014. The increase is primarily a result of engaging an IR/PR firm to increase awareness of the company as well as attendance a conferences.

Consulting fees decreased by $19,736 (54.2%) from $36,416 in 2013 to $16,680 in 2014. Our consulting fees vary based on needs. We engage consultants in the area of sales, operations and accounting. Future consulting fees will be variable depending on our needs

Research and development expenses decreased $11,917 (37.4%) from $31,866 in 2013 to $19,949 in 2014. Research and development represents the cost of developing flavor profiles of our products and the development of future equipment. We anticipate cost continuing in future periods, the amounts of which cannot be estimated at this point in time. Our research and development cost will be dependent on new formulations and new flavor profiles as our customer base increases.

Other expenses consist of ordinary operating expenses such as office, telephone, insurance, and stock related costs. We anticipate increases in these expenses.

We had operating losses of $620,049 and $487,324 for 2014 and 2013, respectively.

Interest expense increased $98,239 (227%) from $43,284 in 2013 to $141,523 in 2014. Interest primarily relates to convertible debt that was issued in August 2012 and renewed in September 2013 and short-term notes that were issued in December 2013. The stated interest rate on the convertible debt is 12%. After giving effect to the debt discount the effective rate of interest on the short-term debt is estimated to be approximately 53% and approximately 74% on the convertible notes. Interest expense includes direct interest of $16,842 and $17,600 for 2014 and 2013, respectively, calculated based on the interest rates stated in our various debt instruments. In addition, interest expense includes non-cash amortization of the debt discount of $124,680 and $25,217 for 2014 and 2013, respectively

We had net losses of $761,572 and $530,608 for 2014 and 2013, respectively.

Results of Operation for Nine Months Ended December 31, 2014 as Compared to the Nine Months Ended December 31, 2013

(References to 2014 and 2013 are to the nine months ended December 31, 2014 and 2013 respectively, unless otherwise specified.)

Revenue and cost of revenue

Revenue for 2014 was $157,834 as compared to $39,799 in 2013. We began shipping to new customers in 2014 whereas in 2013 only a limited number of customers were testing our products.

Cost of revenue for 2014 was $97,456 as compared to $25,733 in 2013. Our gross profit was $60,378 (38%) and $14,066 (35%) for 2014 and 2013, respectively. There was no significant change in our selling prices. Sales in both periods included sales of blenders and freezers. We only make a nominal profit on these items as they are to accommodate our customers. We have no specific plan as to significant sales of equipment to customers in the future. We anticipate that our gross profit percentage for the remainder of 2014 will approximate the current period.

Operating expenses

Our operations during 2014 and 2013 were directed towards increasing sales and finalizing flavor profiles. We are currently evaluating our needs in regards to increased overhead as a result of the agreement with Sysco.

Our general and administrative expenses increased $693,498 as we grew the business and may not necessarily be indicative of the rate of future increases.

The following is a breakdown of our general and administrative expenses for the nine months ended December 31, 2014 and 2013:

	2014	2013	Difference
Personnel costs	$719,704	$669,777	$49,927
Stock based compensation/options	345,726	(103,488)	449,214
Legal and professional fees	218,561	133,889	84,672
Travel	153,377	119,703	33,674
Consulting fees	127,675	209,178	(81,503)
Marketing and selling	115,525	65,145	50,380
Rent	93,734	62,209	31,525
Investor and public relations	83,567	75,094	8,473
Director fees	61,341		61,341
Research and development	53,526	40,305	13,221
Other expenses	86,193	93,619	(7,426)
	$2,058,929	$1,365,431	$693,498

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Personnel costs represent the cost of employees including salaries, employee benefits and employment taxes and continue to be our largest cost. Personnel cost increased $49,927 (7.5%) from $669,777 to $719,704. As of December 31, 2014, we had seven full time employees. We anticipate personnel cost to increase in the future as we add more staff.

Stock based compensation is used as an incentive to attract new employees and to compensate existing employees. Stock based compensation, which includes stock issued and options granted to employees and non-employees. The amount in 2014 represents stock grants made to an officer/director, a director, two employees and an international consultant. The fair value of the stock was based on the trading value of the shares on the date of grant. The fair value of the stock option was calculated using the Black-Sholes model using the following assumptions: expected life in years, 3-5; volatility, 83.6% - 91.82%; risk free rate of return, .94% - 1.45% and no annual dividends and are being amortized over the vesting period. We anticipate making additional grants in the future. No grants were made in 2013 and the negative amount represents adjustment to previous grants.

Legal and professional fees increased $84,672 (63.2%) from $133,889 in 2013 to $218,561 in 2014, as a result of increased activity. During 2014 we issued 105,000 shares of our common stock as partial payment for services rendered. The shares were valued at the trading price at the date of grant, $80,850 ($0.77 per share). We anticipate legal fees related to ongoing Securities and Exchange Commission reporting to remain the same and additional legal fees to be related to the number of contract we are negotiating.

Travel and entertainment expenses increased $33,674 (28.1%) from $119,703 in 2013 to $153,377 in 2014. The increase is due to increased travel related to selling and marketing activities. We anticipate that travel and entertainment cost will increase as we increase the number of customers that we are selling to.

Consulting fees decreased by $81,503 (39%) from $209,178 in 2013 to $127,675 in 2014. Our consulting fees vary based on needs. We engage consultants in the area of sales, operations and accounting. Future consulting fees will be variable depending on our needs.

Marketing and selling expenses increased $50,380 (77.3%) from $65,145 in 2013 to $115,525 in 2014. The increase relates primarily to overall sales and marketing activities. We anticipate a continued increase in these costs.

Rent expense is primarily for our location in Beverly Hills, California. Our rent expense is approximately $7,000 per month. The lease on the office commenced in October 2012 and expired in October 2014. We have negotiated an extension to the lease that now expires in November 2016. Our rent has increased to approximately $7,600 per month. Rent expense also includes monthly parking fees as well as an offsite storage facility.

We had no director fees in 2013. We will continue to incur director fees in the future. In 2014 we approved a fee of $12,500 per quarter for all non-employee directors. We currently have two non-employee directors who will receive payments in the future.

Research and development expenses increased $13,221 (32.8%) from $40,305 in 2013 to $53,526 in 2014. Research and development represents the cost of developing flavor profiles of our products and the development of future equipment. We anticipate cost continuing in future periods, the amounts of which cannot be estimated at this point in time. Our research and development cost will be dependent on new formulations and new flavor profiles as our customer base increases.

Other expenses consist of ordinary operating expenses such as office, telephone, insurance, and stock related costs. We anticipate increases in these expenses.

We had operating losses of $2,093,374 and $1,407,494 for 2014 and 2013, respectively.

Interest expense increased $183,966 (94.2%) from $195,313 in 2013 to $379,279 in 2014. Interest primarily relates to convertible debt that was issued in August 2012 and renewed in September 2013 and short-term notes that were issued in December 2013. The stated interest rate on the convertible debt is 12%. After giving effect to the debt discount the effective rate of interest on the short-term debt is estimated to be approximate 53% and approximately 74% on the convertible notes. Interest expense includes direct interest of $49,884 and $48,741 for 2014 and 2013, respectively, calculated based on the interest rates stated in our various debt instruments. In addition, interest expense includes non-cash amortization of the debt discount of $329,395 and $146,839 for 2014 and 2013, respectively.

We had net losses of $2,472,653 and $1,602,807 for 2014 and 2013, respectively.

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Liquidity and Capital Resources

As of December 31, 2014 we had negative working capital of $99,329.

During the nine months ended December 31, 2014 we used cash of $1,839,495 in operations, $235,023 for the purchase of equipment and $11,838 for patents and trademarks. We generated cash flow from the sale of equipment of $28,053

We generated $247,000 in financing activity from the sale of common stock during the nine months ended December 31, 2014.

Our operations to date have been financed by the sale of securities, the issuance of convertible debt and the issuance of short-term debt, including related party advances. If we are unable to generate sufficient cash flow from operations with the capital raised we will be required to raise additional funds either in the form of capital or debt. There are no assurances that we will be able to generate the necessary capital or debt to carry out our current plan of operations.

We lease office space under a non-cancelable operating lease, which expired October 31, 2014. We renewed the lease and it will now expire on November 7, 2016.

The aggregate minimum requirements under non-cancelable leases as of December 31, 2014 is as follows:

Fiscal Years ending March 31,
2015	19,011
2016	91,252
2017	53,231
$163,494

Results of Operation for Year Ended March 31, 2014 as Compared to the Year Ended March 31, 2013

(References to 2014 and 2013 are to the year ended March 31, 2014 and 2012 respectively, unless otherwise specified.)

Revenue and cost of revenue

Revenue for 2014 was $110,085 as compared to $8,928 in 2013. We began shipping to new customers in 2014 whereas in 2013 only a limited number of customers were testing our products.

Cost of revenue for 2014 was $48,534 as compared to $8,884 in 2013. Our gross profit was $61,551 (55.9%) and $44 for 2014 and 2013, respectively. The significant change in our cost and gross profit relates primarily to selling prices. Our selling prices to overseas customers yields higher gross profit. We anticipate that our gross profit percentage in 2014 is more indicative of our expected results going forward than the percentage in 2013.

Operating expenses

Our operations during 2014 and 2013 were directed towards increasing sales and finalizing flavor profiles.

Our general and administrative expenses increased $463,105 as we grew the business and are not necessarily indicative of the rate of future increases.

The following is a breakdown of our general and administrative expenses for the years ended March 31, 2014 and 2013:

	2014	2013	Difference
Personnel cost	$877,646	$434,747	$442,899
Stock based compensation/options	291,631	103,488	188,143
Consulting fees	259,346	569,514	(310,168)
Legal and professional fees	176,334	173,353	2,981
Travel	166,621	156,921	9,700
Investor and public relations	122,224	70,202	52,022
Marketing and selling	109,104	82,817	26,287
Rent	77,007	38,119	38,888
Research and development	47,035	103,293	(56,258)
Other expenses	140,322	71,713	68,611
	$2,267,270	$1,804,167	463,105

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Personnel cost represents the cost of employees including salaries, employee benefits and employment taxes. Personnel cost increased $442,899 (102%) from 434,747 to 877,646. During 2014 we had more personnel than in 2013. In addition the average salary was high due to hiring more experienced personnel. One consultant in 2013 became an employee in 2014. We anticipate personnel cost to increase in the future.

Stock based compensation, which includes stock issued and warrants granted to employee, and non-employees increased $188,143 (189%) from $103,488 in 2013 to 291,631. The increase is due to grants made to an Officer and Director. Stock based compensation is used as an incentive to attract new employees and to compensate existing employees.

Consulting fees decreased by $310,168 (54.5%) from $569,514 in 2013 to $259,346 in 2014. During 2014 and 2013, we had from four to six consultants providing services to us. As of March 31, 2014 we have only two consultants providing services. Future consulting fees will be variable depending on our needs.

Legal and professional fees as well as travel cost did not vary significantly.

Investor and public relation expenses increased $52,022 (74.1%) from $70,202 in 2013 to $122,224 in 2014. We are currently using an outside firm to assist us with our investor and public relations needs. We incurred the cost associated with attending two investor conferences in 2014. We anticipate continuing the use of outside sources and attending conferences in the future.

Marketing and selling expenses increased $26,287 (31.7%), from $82,817 in 2013 to $109,104 in 2014. The increase relates primarily to sample expenses. We gave away more products in 2014 than in 2013.

Rent expense is primarily for our location in Beverly Hills, California. Our rent expense is approximately $6,700 per month. The lease on the office commenced in October 2012 and expires in October 2014. We are currently negotiating with our landlord to extend the lease.

Research and development expenses decreased by $56,258 (54.5%) from $103,293 in 2013 to $47,035 in 2014. Research and development represents the cost of developing flavor profiles of our products and the development of future equipment. We anticipate cost continuing in future periods, the amounts of which cannot be estimated at this point in time. Our research and development cost will be dependent on new formulations and new flavor profiles as our customer base increases.

Other expenses consist of ordinary operating expenses such as office, telephone, insurance, and stock related costs. These costs have increased as our business has grown. We anticipate additional increases in these expenses.

We had operating losses of $2,290,562 and $1,839,499 for 2014 and 2013, respectively.

Interest expense increased $96,399 (26.9%) from $196,489 in 2013 to $292,888 in 2014. Interest primarily relates to convertible debt that was issued in August 2012 and renewed in September 2013 and short-term notes that were issued in December 2013.

Interest expense includes direct interest of $96,339 and $30,822 in 2014 and 2013, respectively, calculated based on the interest rate stated in our various debt instruments.

In addition, interest expense includes non-cash amortization of the debt discount of $228,165 and $165,689, for 2014 and 2013, respectively.

Interest expense also included various finance charges of $1,447 for the year ended March 31, 2014.

We had net losses of $2,583,450 and $2,035,988 for 2014 and 2013, respectively.

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Liquidity and Capital Resources

As of March 31, 2014 we had working capital of $1,824,889.

During the year ended March 31, 2014 we used cash of $1,885,160 in operations, $699,561 for the purchase of patents and trademarks, $104,532 for investment in equipment.

We received $4,806,500 less expenses of $295,320 for a net amount of $4,511,180 for the sale of (i) 14,226,000 shares our common stock and (ii) warrants to purchase 14,739,000 shares of common stock, which have terms from three to five year and exercise prices between $0.25 and $0.60 per share.

We issued $775,000 in short-term notes payable, $500,000 of which was purchased by a significant shareholder, $100,000 was purchased by an affiliate of an Officer, Director and significant shareholder and $100,000 was purchased by an affiliate of a director and significant shareholder. The short-term notes are due and payable in one year but we have the right to a six-month extension. We also issued 1,291,667 warrants to the short-term note holders for the right to purchase shares of our common stock. Each warrant entitles the holder to purchase one share of our common stock at a price of $0.45 per share, may be exercised on a cashless basis and is exercisable for a period of five years. In addition we borrowed $485,132 and repaid $515,404 in advances from related parties. The advance from related parties was primarily used towards the acquisition of the patents and trademarks and the cash used to repay the advances came from the issuance of the short-term debt. We also repaid $40,000 and borrowed $20,000 of principal on our convertible debt.

Our operations to date have been financed by the sale of securities, the issuance of convertible debt and the issuance of short-term debt, including related party advances. If we are unable to generate sufficient cash flow from operations with the capital raised we will be required to raise additional funds either in the form of capital or debt. There are no assurances that we will be able to generate the necessary capital or debt to carry out our current plan of operations.

The aggregate minimum requirements under non-cancelable leases as of March 31, 2014 are as follows:

Fiscal Years ending March 31, 2015	$39,993

The aggregate amount of principal payments due as of December 31, 2013 is as follows:

Fiscal Years ending March 31,
2014	$-
2015	775,000
2016	420,000
$1,195,000

Off-Balance Sheet Arrangements

We have no off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources that are material to stockholders.

DESCRIPTION OF PROPERTY

Our principal executive offices are located at 8530 Wilshire Blvd., Suite 450, Beverly Hills, CA 90211. We lease this office space for $6,700 per month.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

The following includes a summary of transactions since the beginning of fiscal 2011, or any currently proposed transaction, in which we were or are to be a participant and the amount involved exceeded or exceeds the lesser of $120,000 or one percent of the average of our total assets at year end for the last two completed fiscal years and in which any related person had or will have a direct or indirect material interest (other than compensation described under “Executive Compensation”). We believe the terms obtained or consideration that we paid or received, as applicable, in connection with the transactions described below were comparable to or better than terms available or the amounts that would be paid or received, as applicable, in arm’s-length transactions.

30

The acquisition of the international patents on October 15, 2013 was funded through an advance of $672,157 from an affiliate of Steven Lang at an interest rate of 6.0%. Two hundred thousand ($200,000) of the advances were satisfied through the participation of Riccardo Delle Coste and Steven Lang, separately through their affiliates, in the Company’s December 20, 2013 private placement of notes and warrants. Five-year warrants to purchase 333,334 shares of common stock at an exercise price of $0.45 per share were issued to each of these related parties as part of their investment. The related parties participated in the offering upon the same terms offered to other investors. The balance of the remaining loan, plus accrued interest of $5,617, was paid in full and in cash by the Company prior to the end of 2013.

Lazarus Investment Partners LLP, a greater than 10% shareholder of the Company (“Lazarus”) participated in the private placement that closed on December 20, 2013. Lazarus purchased a 2%, one-year $500,000 note and five-year warrants to purchase 833,333 shares of common stock at an exercise price of $0.45 in this offering.

During the year ended March 31, 2014 and the year ended March 31, 2013 we received cash advances in the amounts of $12,975 and $30,272, respectively, from a relative of an officer of the Company. The advances bear no interest and were repaid.

During the quarterly period ended September 30, 2011 the Company received advances of $17,000 from Garrett LLC, Ian McKinnon and Brad Miller.

During the period beginning April 1, 2010 and ending March 31, 2012, a related party that is under common control of Riccardo Delle Coste and Steven Lang made advances to us of $144,011. These advances were non-interest bearing. As of March 31, 2012, we repaid these advances. The company under common control was located in Australia and was in the same line of business of the Company; however, at the time, we did not conduct business in the same territories.

Pursuant to the Share Exchange Agreement dated January 10, 2012 we issued 37,333,328 shares of our common stock to Riccardo Delle Coste and Steven Lang, through the entities that they controlled. Accordingly, Riccardo Delle Coste and Steven Lang, together, control more than 50% of the votes eligible to be cast by shareholders in the election of directors and generally. Immediately following the share exchange, Messrs. Delle Coste and Lang became our principal shareholders and were appointed as members of our board of directors.

In December 2009 we entered into a contract whereby entities controlled by Riccardo Delle Coste and Steven Lang agreed to assign to us certain intellectual property related to certain patent applications filed in the United States and Canada in respect to the ingredient pack for an individual smoothie. The assignment was completed in November 2011. We issued two shares of our common stock in consideration for such assignment.

Our principal executive offices were located at 90 Madison Street, Suite 701, Denver, Colorado 80206, until recently. This office is co-located with the office of Corporate Finance Group, a company that is owned by our Chief Financial Officer. We used this property free of charge.

The Company’s policy with regard to related party transactions requires any related party loans that are (i) non-interest bearing and in excess of $100,000 or (ii) interest bearing, irrespective of amount, must be approved by the Company’s board of directors. All issuances of securities by the Company must be approved by the board of directors, irrespective of whether the recipient is a related party. Each of the foregoing transactions, if required by its terms, was approved in this manner.

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EXECUTIVE COMPENSATION

The following table sets forth information concerning all cash and non-cash compensation awarded to, earned by or paid to (i) all individuals serving as the Company’s principal executive officers or acting in a similar capacity during the last two completed fiscal years, regardless of compensation level, and (ii) the Company’s two most highly compensated executive officers other than the principal executive officer serving at the end of the last two completed fiscal years (collectively, the “named executive officers”).

The following table summarizes all compensation for fiscal years 2014 and 2013 received by our principal executive officer and principal financial officer, who were the only executive officers of the Company in fiscal year 2014, our “Named Executive Officers”:

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)

Riccardo Delle Coste,	2014	117,517							117,517
Chief Executive Officer	2013	36,450							36,450

Arnold Tinter,	2014	72,000		160,000					232,000
Chief Financial Officer	2013	48,000							48,000

Outstanding Equity Awards at Fiscal Year-End Table

At March 31, 2014, the Company had no outstanding equity awards to its Named Executive Officers.

Employment Agreements

There are no employment agreements between the Company and its officers and directors.

Compensation of Directors

The following table summarizes the compensation paid to our directors for the fiscal year ended March 31, 2014:

	Fees
	Earned or			Non-Equity
	Paid in	Stock	Option	Incentive Plan	All Other
Name	Cash	Awards	Awards	Compensation	Compensation	Total
Riccardo Delle Coste	$0	0	0	0	0	$0
Arnold Tinter	$0					$0
Steven Lang	$12,500	0	$115,119 (1)	0	0	$127,619

(1)	On February 14, 2014, Steven Lang was granted an option to purchase 800,000 shares of the Company’s common stock under the Company’s 2014 Equity Incentive Plan at a purchase price of $0.50 per share. The option was fully vested at the time of grant and has a term of three years, expiring on February 14, 2017.

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CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

There were no changes in or disagreements with our accountants on accounting and financial disclosure during the last two fiscal years, the quarterly period ended December 31, 2014 or the interim period from January 1, 2015 through the date of this prospectus.

MARKET FOR COMMON EQUITY AND RELATED SHAREHOLDER MATTERS

Market Information

Our common stock is currently traded on the OTCQB under the symbol “BRFH”. Our common stock had been quoted on the OTC Bulletin Board since July 27, 2011 under the symbol MVBX. Effective February 29, 2012, our symbol changed to BRFH based on the forward split and name change. On March 21, 2012, our common stock was delisted to Pink Sheets. On January 21, 2014, we registered our common stock under Section 12(g) of the Exchange Act. The following table sets forth the range of high and low bid quotations for the applicable period. These quotations as reported by the OTCQB reflect inter-dealer prices without retail mark-up, markdown or commissions and may not necessarily represent actual transactions.

	Bid Quotation
Financial Quarter Ended	High ($)	Low ($)
March 31, 2015	0.64	0.42
December 31, 2014	0.72	0.39
September 30, 2014	0.85	0.57
June 30, 2014	0.84	0.45
March 31, 2014	0.84	0.40
December 31, 2013	0.62	0.30
September 30, 2013	0.50	0.24
June 30, 2013	0.36	0.22

Holders

At April 29, 2015, there were 78,720,788 shares of our common stock outstanding. Our shares of common stock are held by approximately 43 stockholders of record. The number of record holders was determined from the records of our transfer agent and does not include beneficial owners of common stock whose shares are held in the names of various security brokers, dealers and registered clearing agencies.

Dividends

We have never declared or paid a cash dividend. Any future decisions regarding dividends will be made by our board of directors. We currently intend to retain and use any future earnings for the development and expansion of our business and do not anticipate paying any cash dividends in the foreseeable future. Our board of directors has complete discretion on whether to pay dividends. Even if our board of directors decides to pay dividends, the form, frequency and amount will depend upon our future operations and earnings, capital requirements and surplus, general financial condition, contractual restrictions and other factors that the board of directors may deem relevant.

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Securities Authorized for Issuance Under Equity Compensation Plans

The following table provides information, as of March 31, 2014, with respect to equity securities authorized for issuance under our equity compensation plan:

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights (a)	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights (b)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (excluding securities reflected in Column (a))(c)

Equity compensation plans approved by security holders	0	$0	0
Equity compensation plans not approved by security holders	800,000	$0.50	8,200,000

TOTAL	800,000	$0.50	8,200,000

Transfer Agent

Our transfer agent, Action Stock Transfer, is located at 2469 E. Fort Union Blvd, Suite 214, Salt Lake City, Utah 84121, and its telephone number is (801) 274-1088.

MATERIAL CHANGES

There have been no material changes in the Company’s affairs since its fiscal year ended March 31, 2014 that have not been described in its subsequently filed Quarterly Reports or Current Reports on Form 8-K pursuant to the Securities Exchange Act of 1934.

INCORPORATION BY REFERENCE

The SEC allows us to “incorporate by reference” into this prospectus the information we have filed with the SEC. This means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus. We are incorporating by reference the following documents that we have filed with the SEC (other than any filing or portion thereof that is furnished, rather than filed, under applicable SEC rules):

●	our Annual Report on Form 10-K for the year ended March 31, 2014, filed with the SEC on June 30, 2014;

●	our Quarterly Reports on Form 10-Q for the quarterly periods ended June 30, 2014 and September 30, 2014, filed with the SEC on August 13, 2014 and November 14, 2014, respectively;

●	our Quarterly Report on Form 10-Q for the quarterly period ended March 30, 2015, filed with the SEC on February 17, 2015 and as amended on Form 10-Q/A on February 19, 2015;

●	our Current Reports on Form 8-K and amendments thereto filed with the SEC on July 9, 2014, August 4, 2014, October 17, 2014 and March 16, 2015; and

●	the description of our common stock contained in the prospectus, constituting part of our Registration Statement on Form S-1 (File No. 333-168738), initially filed with the SEC on August 11, 2010 .

Our website addresses are www.barfresh.com/us/ and www.smoothieinc.com and the URL where incorporated reports and other reports may be accessed is http://barfresh.com/us/.

The reports incorporated by reference into this prospectus are available from us upon request. We will provide a copy of any and all of the reports and documents that are incorporated by reference, including exhibits to such reports and documents, in this prospectus to any person, including a beneficial owner, to whom a prospectus is delivered, without charge, upon written or oral request. Requests for such copies should be directed to the following:

Barfresh Food Group, Inc.

Investor Relations

8530 Wilshire Blvd., Suite 450, Beverly Hills, CA 90211

(310) 598-7113

info@smoothieinc.com

Except as expressly provided above, no other information, including none of the information on our website, is incorporated by reference into this prospectus.

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WHERE YOU CAN FIND ADDITIONAL INFORMATION

We have filed with the SEC a registration statement on Form S-1, including exhibits and schedules, under the Securities Act, with respect to the shares of common stock being offered by this prospectus. This prospectus, which constitutes part of the registration statement, does not contain all of the information in the registration statement and its exhibits. For further about the Company and the common stock offered by this prospectus, we refer you to the registration statement and its exhibits. Statements contained in this prospectus as to the contents of any contract or any other document referred to are not necessarily complete, and in each instance, we refer you to the copy of the contract or other document filed as an exhibit to the registration statement. Each of these statements is qualified in all respects by this reference.

You can read our SEC filings, including the registration statement, over the Internet at the SEC’s website at www.sec.gov. You may also read and copy any document we file with the SEC at its public reference facilities at 100 F Street, NE, Washington, D.C. 20549. You may also obtain copies of these documents at prescribed rates by writing to the Public Reference Section of the SEC at 100 F Street, NE, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference facilities. You may also request a copy of these filings, at no cost, by writing us at 8530 Wilshire Blvd., Suite 450, Beverly Hills, CA 90211 or calling us at (310) 598-7113.

We are subject to the information reporting requirements of the Securities Exchange Act of 1934, as amended, and we will file reports, proxy statements and other information with the SEC. These reports, proxy statements and other information will be available for inspection and copying at the public reference room and web site of the SEC referred to above. We also maintain a website at www.barfresh.com/us/, at which you may access these materials free of charge as soon as reasonably practicable after they are electronically filed with, or furnished to, the SEC. Information contained on or accessible through our website is not a part of this prospectus, and the inclusion of our website address in this prospectus is an inactive textual reference only.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 24. Indemnification of Directors and Officers

Section 145 of the Delaware General Corporation Law provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any threatened, pending or completed actions, suits or proceedings in which such person is made a party by reason of such person being or having been a director, officer, employee or agent of the corporation. Section 145 of the Delaware General Corporation Law also provides that expenses (including attorneys’ fees) incurred by a director or officer in defending an action may be paid by a corporation in advance of the final disposition of an action if the director or officer undertakes to repay the advanced amounts if it is determined such person is not entitled to be indemnified by the corporation. The Delaware General Corporation Law provides that Section 145 is not exclusive of other rights to which those seeking indemnification may be entitled under any bylaw, agreement, vote of shareholders or disinterested directors or otherwise. The provision does not affect directors’ responsibilities under any other laws, such as the federal securities laws. The Company’s Certificate of Incorporation provides for such indemnification to the fullest extent of Section 145 and states that the indemnification is not exclusive of other rights of those seeking indemnification may be entitled.

Section 102(b)(7) of the Delaware General Corporation Law permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its shareholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the corporation or its shareholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for unlawful payments of dividends or unlawful stock repurchases, redemptions or other distributions, or (iv) for any transaction from which the director derived an improper personal benefit. The Company’s Certificate of Incorporation provides for such limitation of liability.

The Company intends to enter into agreements with its directors and executive officers, that will require the Company to indemnify such persons to the fullest extent permitted by law, against expenses, judgments, fines, settlements and other amounts incurred (including attorneys’ fees), and advance expenses if requested by such person, in connection with investigating, defending, being a witness in, participating, or preparing for any threatened, pending, or completed action, suit, or proceeding or any alternative dispute resolution mechanism, or any inquiry, hearing or investigation (collectively, a “Proceeding”), relating to any event or occurrence that takes place either prior to or after the execution of the indemnification agreement, related to the fact that such person is or was a director or officer of the Company, or while a director or officer is or was serving at the request of the Company as a director, officer, employee, trustee, agent or fiduciary of another foreign or domestic corporation, partnership, joint venture, employee benefit plan, trust or other enterprise, or was a director, officer, employee or agent of a foreign or domestic corporation that was a predecessor corporation of the Company or of another enterprise at the request of such predecessor corporation, or related to anything done or not done by such person in any such capacity, whether or not the basis of the Proceeding is alleged action in an official capacity as a director, officer, employee or agent or in any other capacity while serving as a director, officer, employee, or agent of the Company. Indemnification is prohibited on account of any Proceeding in which judgment is rendered against such persons for an accounting of profits made from the purchase or sale by such persons of securities of the Company pursuant to the provisions of Section 16(b) of the Securities Exchange Act of 1934, as amended, or similar provisions of any federal, state or local laws. The indemnification agreements also set forth certain procedures that will apply in the event of a claim for indemnification thereunder.

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The Company may purchase and maintain insurance on behalf of any person who is or was a director, officer or employee of the Company, or is or was serving at the request of the Company as a director, officer, employee or agent of another company, partnership, joint venture, trust or other enterprise against liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the Company would have the power to indemnify him against liability under the provisions of this section.

The right of any person to be indemnified is subject always to the right of the Company by its board of directors, in lieu of such indemnity, to settle any such claim, action, suit or proceeding at the expense of the Company by the payment of the amount of such settlement and the costs and expenses incurred in connection therewith.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

In the event that a claim for indemnification against such liabilities (other than the payment of expenses incurred or paid by a director, officer or controlling person in a successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to the court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

At present, there is no pending litigation or proceeding involving any of our directors, officers or employees as to which indemnification is sought, nor are we aware of any threatened litigation or proceeding that may result in claims for indemnification.

Item 25. Other Expenses of Issuance and Distribution

The following table sets forth the costs and expenses payable by us in connection with the offering of the common stock being registered. All amounts are estimates. The selling shareholders will pay none of the expenses set forth below.

SEC filing fees	$1,100
Legal fees and expenses	25,000
Accounting fees and expenses	2,500
Transfer agent fees and expenses	100
Printing fees	2,500
Miscellaneous	2,000
Total	$33,200

Item 26. Recent Sales of Unregistered Securities

The following sets forth all sales of unregistered securities we have completed during the last three years. Except as otherwise indicated below, the following transactions were effected in reliance upon the exemption from registration set forth in Section 4(2) of the Securities Act. We based such reliance upon the following facts and circumstances: (i) the investors were accredited investors, as defined in Rule 501 of the Securities Act and were sophisticated, having sufficient knowledge and experience in financial and business matters to make them capable of evaluating the merits and risks of the investment, (ii) the investors represented that they were purchasing the securities for investment purposes without a view to distribution, (iii) the investors had access to our management and information concerning the Company, its business and financial information and (iv) we conducted the sale of the securities without general solicitation or advertising. Except as otherwise indicated below, no underwriting discounts or commissions were paid in the transactions.

On March 13, 2015 we sold in a private placement to institutional and accredited investors 10,550,000 shares of its common stock and Series G Warrants to purchase up to 5,275,000 shares of common stock for gross proceeds to the Company of $5,275,000. The warrants are exercisable for a term of five-years at a per share exercise price of $0.60 and are subject to customary protective provisions for price and certain events.

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During November 2014 we issued 494,000 shares of our common stock for total consideration of $247,000. In addition to the Common Stock, the Company issued 247,000 warrants to purchase shares of the Company’s common stock for a purchase price of $0.60 per share and for a term of 5 years.

On March 20, 2014 we completed a private placement to accredited investors of 5,000,000 shares of common stock and Series E Warrants to purchase up to 2,500,000 shares for aggregate gross proceeds to the Company of $2,500,000. The Series E Warrants are exercisable for a term of three-years at a per share price of $0.60. An additional 25,000 shares of common stock and Series E Warrants to purchase 25,000 shares were issued to a service provider.

On December 20, 2013 we completed a private offering of an aggregate of $775,000 in promissory notes. The notes bear interest at a rate of 2.0% and are due and payable on December 20, 2014, with certain provisions for extension. In addition to the notes, the Company issued to the holders five-year warrants to purchase 1,291,667 shares of the Company’s common stock for a purchase price of $0.45 per share.

On August 7, 2013 we completed a private placement of 7,626,000 units at a purchase price of $0.25 per unit for a total aggregate amount of $1,906,500. Each unit consists of one share of common stock, one three-year Series C Warrant to purchase a share of common stock at a purchase price of $0.25 per share, and one five-year Series D Warrant to purchase one-half share of common stock at a purchase price of $0.25 per one-half share ($0.50 per share). Network 1 Financial Securities, Inc., a licensed broker dealer, acted as placement agent and received a selling commission equal to $190,650 and non-accountable expense reimbursement of $57,195.

In August 2012 we issued 50,000 shares of common stock to an investment banking firm for services.

During the year ended March 31, 2013 we issued options to purchase 150,000 shares of common stock to a non-employee for services rendered.

During the year ended March 31, 2013 we issued 1,350,000 shares of our common stock to non-employees for various consulting services.

In August 2012 we completed a private offering of $440,000 of 12.0% convertible notes and seven-year warrants to purchase 956,519 shares of common stock at a per share exercise price of $0.46. The notes were convertible to common stock at a per share conversion price of $0.372. These notes matured and, as part of a settlement, we converted them into new 12.0% convertible notes in the amount of $400,000, convertible at a exercise per share exercise price of $0.25, issued a new note in the amount of $20,000 and issued new year warrants to purchase 1,680,000 shares of common stock at a per share exercise price of $0.25 to the holders.

In June 2012 we issued 250,000 shares of common stock to an individual based on the terms of a new employment contract.

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Item 27. Exhibits

(b)	Exhibits required by Item 601 of Regulation S-K

Exhibit Number	Description
2.1	Share Exchange Agreement dated January 10, 2012 by and among Moving Box Inc., Andreas Wilcken, Jr., Barfresh Inc. and the shareholders of Barfresh Inc. (incorporated by reference to Exhibit 2.1 to Current Report on Form 8-K as filed January 17, 2012

3.1	Certificate of Incorporation of Moving Box Inc. dated February 25, 2010 (incorporated by reference to Exhibit 3.1 to Form S-1 (Registration No. 333-168738) as filed August 11, 2010)

3.2	Amended and Restated Bylaws of Barfresh Food Group Inc. (incorporated by reference to Exhibit 3.1 to Current Report on Form 8-K as filed August 4, 2014)

3.3	Certificate of Amendment of Certificate of Incorporation of Moving Box Inc. dated February 13, 2012 (incorporated by reference to Exhibit 3.1 to Current Report on Form 8-K as filed February 17, 2012)

3.4	Certificate of Amendment of Certificate of Incorporation of Smoothie Holdings Inc. dated February 16, 2012 (incorporated by reference to Exhibit 3.2 to Current Report on Form 8-K as filed February 17, 2012)

4.1	Form of Series A Warrant (incorporated by reference to Exhibit 10.3 to Current Report on Form 8-K as filed January 17, 2012)

4.2	Form of Series B Warrant (incorporated by reference to Exhibit 4.2 to Form 10K for the period ending March 31, 2014, as filed June 30, 2014)

4.3	Form of Series C Warrant (incorporated by reference to Exhibit 4.3 to Form 10K for the period ending March 31, 2014, as filed June 30, 2014)

4.4	Form of Series D Warrant (incorporated by reference to Exhibit 4.4 to Form 10K for the period ending March 31, 2014, as filed June 30, 2014)

4.5	Form of Series PA Warrant (incorporated by reference to Exhibit 4.5 to Form 10K for the period ending March 31, 2014, as filed June 30, 2014)

4.6	Form of Series CN Warrant (incorporated by reference to Exhibit 4.6 to Form 10K for the period ending March 31, 2014, as filed June 30, 2014)

4.7	Form of Series N Warrant**

4.8	Form of Series E Warrant**

4.9	Form of Series G Warrant (incorporated by reference to Exhibit 4.1 to Current Report on Form 8-K as filed February 16, 2015)

4.10	Form of Note dated December 20, 2013 by Barfresh Food Group Inc. in favor of certain investors (incorporated by reference to Exhibit 4.1 to Form 10Q for the period ending December 31, 2013, as filed February 13, 2014)

5.1	Opinion and Consent of Libertas Law Group, Inc.*

10.1	Form of Registration Rights Agreement dated December 20, 2013 (incorporated by reference to Exhibit 4.2 to Form 10Q for the period ending December 31, 2013, as filed February 13, 2014)

10.2	Intellectual Property Sale Deed by and between National Australia Bank Limited and Barfresh Inc. dated October 15, 2013 (incorporated by reference to Exhibit 10.1 to Quarterly Report on Form 10-Q as filed November 20, 2013)

10.3	Agreement of Sale, dated January 10, 2012, by and among Moving Box Inc. and Andreas Wilcken, Jr. (incorporated by reference to Exhibit 10.1 of Current Report on Form 8-K as filed January 17, 2012)

10.4	Form of Subscription Agreement dated January 10, 2012 by and between Moving Box, Inc. and certain investors. (incorporated by reference to Exhibit 10.2 of Current Report on Form 8-K as filed January 17, 2012)

10.5	Form of Lock Up Agreement dated January 10, 2012 (incorporated by reference to Exhibit 10.4 to Current Report on Form 8-K as filed January 17, 2012)

10.6	Amendment No. 2, dated January 10, 2012 to Agreement dated March 21, 2010, by and among Moving Box Inc., Moving Box Entertainment LLC, Garrett LLC, Ian McKinnon, Brad Miller, Andreas Wilckin, Jr. and Uptone Pictures, Inc. (incorporated by reference to Exhibit 10.5 to Current Report on Form 8-K, as filed January 17, 2012)

10.7	Investor Release dated January 10, 2012, by and among Moving Box Inc., Andreas Wilcken, Jr., Garrett LLC, Ian McKinnon and Brad Miller (incorporated by reference to Exhibit 10.4 to Current Report on Form 8-K as filed January 17, 2012)

10.8	Form of Registration Rights Agreement dated March 13, 2015 (incorporated by reference to Exhibit 10.2 to Current Report on Form 8-K as filed February 16, 2015)

21.0	Subsidiaries**

23.1	Consent of Eide Bailly LLP*

23.2	Opinion of Libertas Law Group, Inc. (included in Exhibit 5.1)*

* Filed herewith.

 **Previously filed with the initial filing of this registration statement on Form S-1 on April 10, 2015.

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Item 28. Undertakings

The undersigned registrant hereby undertakes:

1. To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

a. To include any prospectus required by Section 10(a)(3) of the Securities Act;

b. To reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in the volume and rise represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

c. To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material changes to such information in the Registration Statement.

2. For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

3. To file a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

4. For determining liability of the undersigned issuer under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned issuer undertakes that in a primary offering of securities of the undersigned issuer pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned issuer will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

i. Any preliminary prospectus or prospectus of the undersigned issuer relating to the offering required to be filed pursuant to Rule 424;

ii. Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned issuer or used or referred to by the undersigned issuer;

iii. The portion of any other free writing prospectus relating to the offering containing material information about the undersigned issuer or its securities provided by or on behalf of the undersigned issuer; and

iv. Any other communication that is an offer in the offering made by the undersigned issuer to the purchaser.

5. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer of controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

6. For determining any liability under the Securities Act, treat the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant under Rule 424(b)(1) or (4) or 497(h) under the Securities Act as part of this registration statement as of the time the Commission declared it effective.

7. For determining any liability under the Securities Act, treat each post-effective amendment that contains a form of prospectus as a new registration statement for the securities offered in the registration statement, and that offering of the securities at that time as the initial bona fide offering of those securities.

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8. That, for the purpose of determining liability under the Securities Act to any purchaser:

a. If the issuer is relying on Rule 430B:

1. Each prospectus filed by the undersigned issuer pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

2. Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; or

b. If the issuer is subject to Rule 430C: Each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

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SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form S-1 and authorized this registration statement to be signed on its behalf by the undersigned, in the City of Beverly Hills, State of California, on May 7, 2015.

BARFRESH FOOD GROUP, INC.

/s/ Riccardo Delle Coste
Riccardo Delle Coste
Chief Executive Officer

In accordance with the requirements of the Securities Act of 1933, this registration statement was signed by the following persons in the capacities and on the dates stated.

Signature	Title	Date

/s/ Riccardo Delle Coste	Chief Executive Officer and Director	May 7, 2015
Riccardo Delle Coste	(Principal Executive Officer)

/s/ Arnold Tinter	Chief Financial Officer, Secretary, Director	May 7, 2015
Arnold Tinter	(Principal Financial Officer)

*	Director	May 7, 2015
Steven Lang

*	Director	May 7, 2015
Joseph M. Cugine

*	Director	May 7, 2015
Alice Elliot

By:	/s/ Riccardo Delle Coste
Riccardo Delle Coste
Attorney in Fact

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